EXHIBIT 99.1

This description of Hydro-Québec is dated as of May 9, 2013 and appears as Exhibit 99.1 to Hydro-Québec’s annual report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended December 31, 2012.

This document may be delivered to you at any time but you should assume that the information is accurate only as of May 9, 2013. Hydro-Québec’s business, financial condition, results of operations and prospects may have changed since that date.

This document does not constitute an offer to sell or the solicitation of an offer to buy any securities of Hydro-Québec, unless it is included in a registration statement filed under the Securities Act of 1933, as amended.

WHERE YOU CAN FIND MORE INFORMATION

This document appears as an exhibit to Hydro-Québec’s annual report filed with the U.S. Securities and Exchange Commission (the “SEC”) on Form 18-K for the fiscal year ended December 31, 2012. Additional information with respect to Hydro-Québec is available in the annual report or in other exhibits or amendments to the annual report.

You may read and copy any document we file with the SEC at the SEC’s public reference rooms in Washington, DC. Please call the SEC’s toll free number at 1-800-SEC-0330 for further information on the public reference room. These filings are also available from the Electronic Data Gathering, Analysis, and Retrieval system, which is commonly known by the acronym EDGAR, through the SEC’s website at http://www.sec.gov.

You may request a copy of these filings at no cost by calling Hydro-Québec at (514) 289-3147. This document is also available on our website at www.hydroquebec.com; however, any other information available on our website (such website listed in the 18-K is an inactive textual reference only) shall not be deemed to form a part of this document or the annual report to which it appears as an exhibit.

FORWARD-LOOKING STATEMENTS

Various statements made throughout this document are forward looking and contain information about financial results, economic conditions and trends, including, without limitation, the statements under the captions Corporate Outlook and Management’s Discussion and Analysis. The words “estimate”, “believe”, “expect”, “forecast”, “anticipate”, “intend” and “plan” and similar expressions identify forward-looking statements. You are cautioned that any such forward-looking statements are not guarantees of future performance. Forward-looking statements involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statements as a result of various factors. Such factors may include, among others, business risks, such as variations in runoff that affect hydroelectric plant performance, and general levels of economic activity which affect demand for electricity, and risks related to economic parameters, such as changes in interest and exchange rates. You are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date of this document. We undertake no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

FOREIGN EXCHANGE

Canada maintains a floating exchange rate for the Canadian dollar in order to permit the rate to be determined by fundamental forces without intervention except as required to maintain orderly conditions. Annual average noon spot exchange rates for major foreign currencies in which the debt of Hydro-Québec is denominated, expressed in Canadian dollars, are shown below.

Foreign Currency	2008	2009	2010	2011	2012	2013 (1)
United States Dollar	$1.0660	$1.1420	$1.0299	$0.9891	$0.9996	$1.0114
Euro	1.5603	1.5855	1.3661	1.3767	1.2850	1.3306
Pound Sterling	1.9617	1.7804	1.5918	1.5861	1.5840	1.5625
100 Japanese Yen	1.0370	1.2200	1.1760	1.2420	1.2540	1.0810

(1)             Monthly average through the end of April 2013.

Source: Bank of Canada.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars.

MAP OF HYDRO-QUÉBEC’S MAJOR FACILITIES

Generating station rated 300 MW or more
Hydro
Thermal
Other facilities
Generating station under construction
Planned generating station
735-kV substation
735-kV line
450-kV direct-current line
Interconnection
Neighboring system (simplified)
80°
75°
70°
65°
Baie d'Hudson
(Hudson Bay)
Baie James
(James Bay)
QUÉBEC
La Grande-1
La Grande-2-A
Robert-Bourassa
La Grande-3
La Grande-4
Laforge-1
Laforge-2
Brisay
1927 Privy Council border
(not final)
Sarcelle
Eastmain-1
Eastmain-1-A
Romaine-3
Romaine-2
Romaine-1
Sainte-Marguerite-3
Manic-5-PA
Manic-5
René-Lévesque
(Manic-3)
Toulnustouc
Outardes-4
Outardes-3
Péribonka
Bersimis-1
Bersimis-2
Jean-Lesage (Manic-2)
Outardes-2
Île
d'Anticosti
(St. Lawrence River)
Fleuve Saint-Laurent
Trenche
Québec
Bécancour
Carillon
Montréal
Beauharnois
ONTARIO
Îles de la
Madeleine
PRINCE
EDWARD
ISLAND
NEW
BRUNSWICK
NOVA
SCOTIA
MAINE
VERMONT
NEW
HAMPSHIRE
MASSACHUSETTS
CONNECTICUT
R.I.
NEW YORK
PENNSYLVANIA
NEW
JERSEY
UNITED STATES
Toronto
Lake Ontario
Boston
New York
Atlantic
Ocean
0
75
150 km
Lambert, NAD83
U.S.A.
Canada
Québec
United States
Mexico

FIVE-YEAR REVIEW

CONSOLIDATED AND SELECTED FINANCIAL INFORMATION

	Years ended December 31
	2008	2009	2010	2011	2012
	(in millions of dollars)
OPERATIONS

Revenue	$12,304	$11,997	$12,269	$12,245	$12,228

Expenditure
Operations	2,343	2,376	2,424	2,410	2,356
Electricity and fuel purchases	1,344	1,137	1,282	1,154	1,283
Depreciation and amortization	2,246	2,280	2,559	2,603	2,415
Taxes	1,088	924	906	864	997
	7,021	6,717	7,171	7,031	7,051

Operating result	5,283	5,280	5,098	5,214	5,177

Financial expenses	2,456	2,419	2,555	2,528	2,441

Result from continuing operations	2,827	2,861	2,543	2,686	2,736

Result from discontinued operations [a]	188	10	(28)	(75)	(1,876)

Net result	$3,015	$2,871	$2,515	$2,611	$860

DIVIDEND	$2,252	$2,168	$1,886	$1,958	$645

BALANCE SHEET SUMMARY
Total assets	$62,850	$64,918	$65,809	$69,637	$70,517
Long-term debt, including current portion and perpetual debt	$36,415	$37,943	$38,660	$42,050	$43,524
Equity	$18,250	$18,419	$18,566	$18,834	$18,982

INVESTMENTS FOR CONTINUING OPERATIONS AFFECTING CASH
Property, plant and equipment and intangible assets [b]	$3,954	$4,307	$4,220	$3,814	$3,932

FINANCIAL RATIOS
Interest coverage [c]	2.04	2.10	1.92	2.00	2.03
Return on equity from continuing operations [d]	18.5%	17.9%	15.3%	15.5%	14.6%
Profit margin from continuing operations [e]	23.0%	23.8%	20.7%	21.9%	22.4%
Capitalization [f]	33.4%	32.6%	32.1%	31.4%	30.6%
Self-financing [g]	45.7%	41.3%	47.0%	49.0%	54.5%

(a)             Revised to reflect, for all periods, discontinued operations related to the 2012 decision to abandon the project to refurbish Gentilly-2 nuclear generating station. The 2008 result also includes $129 million for the price adjustment provided for in the contract regarding the sale of our interest in HQI Transelec Chili S.A.

(b)             Including the Energy Efficiency Plan.

(c)              Sum of operating result and net investment income divided by gross interest expense.

(d)             Result from continuing operations divided by average equity less average result from discontinued operations for the current year and prior years and average accumulated other comprehensive income. For the period from 2008 to 2012, average equity less average result from discontinued operations for the current year and prior years and average accumulated other comprehensive income amounted to $15,318 million, $15,952 million, $16,627 million, $17,319 million and $18,729 million, respectively.

(e)              Result from continuing operations divided by revenue.

(f)               Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

(g)              Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal or acquisition of short-term investments, and repayment of long-term debt.

Note:      Throughout the Five-Year Review, certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS

	Years ended December 31
	2008	2009	2010	2011		2012
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	60,747	62,484	59,534	62,748		62,329
Commercial and institutional	35,228	34,151	33,865	33,569		33,983
Industrial	69,144	63,310	68,439	67,621		65,916
Other	5,278	5,371	7,647	6,028		6,173
	170,397	165,316	169,485	169,966		168,401
Outside Québec
Canada/U.S. (long-term)	2,516	2,604	2,677	2,617		2,683
Canada/U.S. (short-term)	18,783	20,753	20,593	24,146		32,615
	21,299	23,357	23,270	26,763		35,298
Total Electricity Sales	191,696	188,673	192,755	196,729		203,699

	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by category
Residential and farm	$4,300	$4,500	$4,302	$4,536		$4,481
Commercial and institutional	2,687	2,662	2,648	2,599		2,624
Industrial	3,174	3,092	3,185	3,262		3,010
Other	284	295	371	323		327
	10,445	10,549	10,506	10,720		10,442
Outside Québec
Canada/U.S. (long-term)	220	256	247	254		211
Canada/U.S. (short-term)	1,699	1,250	1,266	1,145		1,223
	1,919	1,506	1,513	1,399		1,434
Total Revenue from Electricity Sales	$12,364	$12,055	$12,019	$12,119		$11,876

	(as at December 31)
Number of Customer Accounts
In Québec, by category
Residential and farm	3,603,330	3,649,470	3,698,169	3,746,397		3,792,170
Commercial and institutional	296,504	297,380	300,163	291,212	[a]	293,473
Industrial	10,111	9,829	9,589	18,573	[a]	17,784
Other	3,499	3,653	3,868	4,013		3,999
Total Customer Accounts	3,913,444	3,960,332	4,011,789	4,060,195		4,107,426

	(kWh/customer account)
Average Annual Consumption
In Québec, by category
Residential and farm	16,974	17,230	16,205	16,857		16,536
Commercial and institutional	118,209	115,009	113,347	113,529		116,244
Industrial	6,379,775	6,350,050	7,049,027	4,802,287		3,626,042
Other	1,521,257	1,501,957	2,033,506	1,529,755		1,540,939

(a)             Reflects a reclassification in 2011.

FIVE-YEAR REVIEW (CONTINUED)

OPERATING STATISTICS (CONTINUED)

	Years ended December 31
	2008	2009	2010	2011	2012
	(in MW)
Installed Capacity [a]
Hydroelectric	34,118	34,499	34,490	35,285	35,125
Nuclear [b]	675	675	675	675	—
Thermal	1,637	1,637	1,506	1,011	704
Wind farm	2	2	—	—	—
Total Installed Capacity	36,432	36,813	36,671	36,971	35,829

	(in GWh)

Total Energy Requirements [c]	211,228	208,524	209,108	214,764	221,004

	(in MW)

Peak Power Demand in Québec [d]	37,230	34,659	37,717	35,481	38,797

	(in km *)
Lines (overhead and underground)
Transmission	33,058	33,244	33,453	33,630	33,911	[e]
Distribution [f]	110,127	111,205	112,089	113,525	114,649
	143,185	144,449	145,542	147,155	148,560

(a)             In addition to the generating capacity of our own facilities, we have access to substantially all the output from Churchill Falls generating station (5,428 MW) under a contract with Churchill Falls (Labrador) Corporation Limited that will remain in effect until 2041. We also purchase all the output from 15 wind farms (1,349 MW) and 3 small hydropower plants (23 MW) and substantially all the output from 7 biomass cogeneration facilities (114 MW) operated by independent power producers. Moreover, 1,149 MW are available under long-term contracts with other suppliers.

(b)             Gentilly-2 generating station ceased to operate on December 28, 2012.

(c)              Total energy requirements consist of kilowatthours delivered within Québec and to neighboring systems.

(d)             The values indicated correspond to the demand for the winter season beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2012-2013 winter peak was 38,797 MW and occurred on January 23, 2013, at 6:00 p.m., after the system load momentarily reached 39,120 MW at 5:36 p.m.

(e)              33,639 km of lines operated by Hydro-Québec TransÉnergie and 272 km by Hydro-Québec Distribution.

(f)               These figures include off-grid systems but exclude private systems, lines under construction and 44-kV lines (transmission).

*                      1 km = 0.62 miles

OTHER INFORMATION

	Years ended December 31
	2008	2009	2010	2011	2012

Average rate increase (decrease) from January 1 to December 31	2.7%	1.6%	0.6%	(0.2)%	(0.4)%

As at December 31
Number of Employees [a]
Permanent	19,297	19,536	19,521	19,415	18,926
Temporary	3,619	3,554	3,571	3,086	2,670
Total	22,916	23,090	23,092	22,501	21,596
Women	30.9%	30.6%	30.9%	31.1%	30.6%

(a)              Excludes employees of subsidiaries and joint ventures.

UNITS OF MEASURE

	V:	volt (a unit for measuring voltage)
	kV:	kilovolt (one thousand volts)
W:	watt (a unit for measuring power)	Wh:	watthour (a unit for measuring electric energy)
kW:	kilowatt (one thousand watts)	kWh:	kilowatthour (one thousand watthours)
MW:	megawatt (one million watts)	MWh:	megawatthour (one million watthours)
GW:	gigawatt (one million kilowatts)	GWh:	gigawatthour (one million kilowatthours)
		TWh:	terawatthour (one billion kilowatthours)

HYDRO-QUÉBEC

GENERAL

We operate one of the major systems in Canada for the generation, transmission and distribution of electric power. We supply virtually all electric power distributed in Québec, the largest province in Canada in land area and the second largest in population.

Hydro-Québec was created in 1944 by the Hydro-Québec Act of the Parliament of Québec and is an agent of Québec. All capital stock of Hydro-Québec is held by the Minister of Finance on behalf of the Government of Québec (the “Government”).

Our head office is located at 75 René-Lévesque Boulevard West, Montréal, Québec, Canada.

Our operations are allocated among five business segments:

•                              Generation: Hydro-Québec Production operates and develops our generating facilities in Québec. It also sells electricity in markets outside Québec and engages in energy trading. Hydro-Québec Production is required to provide Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually at an average price of 2.79¢/kWh (“Heritage Pool Electricity”). In excess of this volume, it may participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition;

•                               Transmission: Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec;

•                                Distribution: Hydro-Québec Distribution operates and develops our distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market;

•                               Construction: Hydro-Québec Équipement et services partagés and our wholly-owned subsidiary, Société d’énergie de la Baie James (“SEBJ”), design, build and refurbish generating and transmission facilities. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (the “JBNQ Agreement”). SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may carry out projects outside Québec; and

•                               Corporate and Other Activities: The following corporate units support our divisions in the achievement of their business objectives: Groupe — Technologie (Technology Group), Groupe — Affaires corporatives et secrétariat général (Corporate Affairs and General Secretariat Group), Vice-présidence — Comptabilité et contrôle (Accounting and Control Vice Presidency), Vice-présidence — Financement, trésorerie et caisse de retraite (Financing, Treasury and Pension Fund Vice Presidency) and Vice-présidence — Ressources humaines (Human Resources Vice Presidency) as well as the Direction principale — Centre de services partagés (Shared Services Centre Unit), which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés (Shared Services Centre) brings together internal company-wide shared services, including procurement of goods and services, real estate management, document management, material management and transportation, food and accommodation services.

GENERATION

Hydro-Québec Production generates electricity to supply the Québec market and sells its excess output on wholesale markets. Hydro-Québec Production also offers balancing and firming capacity services to Hydro-Québec Distribution to offset variations in wind farm output and thereby facilitate the integration of this energy source.

The following subsidiaries, affiliates and interests are also part of this segment:

•                                Bucksport Energy LLC (69.44% interest; cogeneration plant in Maine);

•                                Churchill Falls (Labrador) Corporation Limited (“CF(L)Co”) (34.2% interest; hydroelectric generation activities);

•                                HQ Manicouagan inc. (wholly-owned; holds a 60% interest in Manicouagan Power Limited Partnership, which owns and operates a generating station (McCormick) located on the Rivière Manicouagan);

•                                Gestion Production HQ inc. (wholly-owned; investment in local generation businesses);

•                                HQ Energy Marketing Inc. (“HQEM”) (wholly-owned; conducts energy transactions in other Canadian provinces and holds shares in energy trading companies in Canada and the United States);

•                                H.Q. Energy Services (U.S.) Inc. (“HQUS”) (wholly-owned subsidiary of HQEM; power marketer in the United States); and

•                                Hydro Renewable Energy Inc. (“HRE”) (wholly-owned subsidiary of HQEM; holds transmission rights of a 1,200 MW line to be built in New Hampshire).

GENERATION OPERATIONS

Facilities

In Québec, our electric generation system comprises 86 power stations currently in service, of which 60 are hydroelectric and 26 are thermal; with a total installed capacity of 35,829 MW as of December 31, 2012.

The following table lists the generating stations in service as of such date.

GENERATING STATIONS IN SERVICE IN QUÉBEC (1)

Name of Facility	Years Commissioned (2)	Capacity
		(MW)
Hydroelectric
Robert-Bourassa	1979-1981	5,616
La Grande-4	1984-1986	2,779
La Grande-3	1982-1984	2,417
La Grande-2-A	1991-1992	2,106
Beauharnois	1932-1961	1,853
Manic-5	1970-1971	1,596
La Grande-1	1994-1995	1,436
René-Lévesque (Manic-3)	1975-1976	1,244
Bersimis-1	1956-1959	1,178
Jean-Lesage (Manic-2)	1965-1967	1,145
Manic-5-PA	1989-1990	1,064
Outardes-3	1969	1,026
Sainte-Marguerite-3	2003-2004	882
Laforge-1	1993-1994	878
Bersimis-2	1959-1960	869
Outardes-4	1969	785
Eastmain-1-A	2011-2012	768
Carillon	1962-1964	753
Toulnustouc	2005	526
Outardes-2	1978	523
Eastmain-1	2006	480
Brisay	1993	469
Péribonka	2007-2008	385
Laforge-2	1996	319
Trenche	1950-1955	302
La Tuque	1940-1955	294
Beaumont	1958-1959	270
McCormick	1951-1965	235
Rocher-de-Grand-Mère	2004	230
Paugan	1928-1956	217
Rapide-Blanc	1934-1955	204
Shawinigan-2	1911-1929	200
Shawinigan-3	1948-1949	194
Manic-1	1966-1967	184
Rapides-des-Îles	1966-1973	176
Chelsea	1927-1939	152
La Gabelle	1924-1931	131
Première-Chute	1968-1975	131
Rapides-Farmer	1927-1947	104
Les Cèdres	1914-1924	103
Rapides-des-Quinze	1923-1955	103
Other (19 — generating stations rated less than 100 MW)(3)	1910-2009	798
Total		35,125
Thermal
Bécancour and Cadillac (gas turbine)	1976-1993	573
Other (24 diesel plants) (3)	1946-2010	131
Total		704

(1)             The installed capacity of Gentilly-2 nuclear generating station is not included in this table since this facility ceased to operate on December 28, 2012.

(2)             Indicates years when facilities began commercial operation.

(3)             Some facilities are operated by Hydro-Québec Distribution.

Electricity Purchases

We purchase energy and capacity from the Churchill Falls generating station in Labrador through agreements with CF(L)Co. Under an initial power contract signed in 1969 with CF(L)Co, we agreed to purchase annually, through the year 2041, 4,083 MW of power (the “1969 Power Contract”). In June 1999, we signed another agreement with CF(L)Co to guarantee us the availability of 682 MW of additional power until 2041 for each November 1 to March 31 period. In 2012, purchases under the CF(L)Co agreements totaled 30.8 TWh at a cost of $101 million as compared to 28.6 TWh at a cost of $92 million in 2011.

We have a power agreement with Rio Tinto Alcan Inc., which was amended in 2006, for the purchase of 365 MW of peak power and 375 MW of additional peak power until December 31, 2045. Under this 2006 amendment, we also agreed to purchase from Rio Tinto Alcan Inc. an additional 150 MW of peak power until December 31, 2045.

In addition, we purchase energy and capacity under 77 long-term contracts with independent producers located in Québec. During 2012, 3.6 TWh were purchased under these contracts, at a total cost of $254 million. For 2013, we expect to purchase approximately 3.9 TWh under these contracts. Hydro-Québec Distribution also has long-term contracts with independent producers (see “Distribution”).

We also purchase energy and capacity in connection with our trading operations (see “Wholesale and Trading Operations”).

Peak

We use energy purchased from our neighboring systems, which experience different demand patterns, to meet a portion of our peak power needs in Québec (see “Wholesale and Trading Operations”). The following table summarizes our peak power demand in Québec and installed capacity as at December 31 for the years 2008 through 2012.

	Peak Power Demand (1)	Installed Capacity (2)	Total Average Load (3)
	(MW)
2008	37,230	36,432	24,047
2009	34,659	36,813	23,804
2010	37,717	36,671	23,871
2011	35,481	36,971	24,516
2012	38,797	35,829	25,160

(1)             The values indicated correspond to the demand for the winter season beginning in December, including interruptible power. The peak for a given period is based on measurements at fixed intervals. The 2012-2013 winter peak was 38,797 MW and occurred on January 23, 2013, at 6:00 p.m., after the system load momentarily reached 39,120 MW at 5:36 p.m.

(2)             In addition to the generating capacity of our own facilities, we have access to substantially all the output from Churchill Falls generating station (5,428 MW) under a contract with CF(L)Co that will remain in effect until 2041. We also purchase all the output from 15 wind farms (1,349 MW) and 3 small hydropower plants (23 MW) and substantially all the output from 7 biomass cogeneration facilities (114 MW) operated by independent power producers. Moreover, 1,149 MW are available under long-term contracts with other suppliers.

(3)             Annual energy demand, including sales outside Québec, divided by the number of hours in the year.

Investment Outside Québec

We hold an indirect interest in Bucksport Energy LLC, a thermal energy plant located in Maine. The plant, which started its commercial operations in January 2001, produces approximately 1.4 TWh of energy per year. HQUS supplies the plant with natural gas and receives most of the energy under fifteen-year contracts through January 2016.

WHOLESALE AND TRADING OPERATIONS

Québec Wholesale Market

The Québec wholesale electricity market has been open since May 1, 1997. This market is comprised of 11 distributors: Hydro-Québec Distribution, nine distributors operating municipal systems and one regional electricity cooperative. As a result of the opening of the wholesale market, the municipal systems can, subject to the Government’s authorization, purchase electricity from suppliers other than Hydro-Québec Distribution, and independent generators in Québec can sell their electricity on the wholesale market using Hydro-Québec TransÉnergie’s transmission facilities.

Under a call for tenders issued by Hydro-Québec Distribution in 2002, Hydro-Québec Production signed agreements with Hydro-Québec Distribution for the supply of 600 MW over a 20-year period starting in March 2007, which is in addition to the Heritage Pool Electricity.

Markets Outside Québec

Currently, our main markets outside Québec consist of neighboring networks located in Canada and the northeastern United States.

HQUS is a member of New York ISO, ISO New England, Midwest ISO (which includes all or parts of Illinois, Indiana, Iowa, Kentucky, Michigan, Minnesota, Missouri, Montana, North Dakota, Ohio, Pennsylvania, South Dakota, Wisconsin and Manitoba) and PJM Interconnection (which includes all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia). ISOs, or Independent Systems Operators, and RTOs, or Regional Transmission Organizations, enable participants to buy and sell energy, schedule bilateral transactions and reserve transmission service. HQUS holds a permit from the U.S. Federal Energy Regulatory Commission to sell at market-based rates.

HQEM sells and buys energy and reserves transmission service in the Ontario, New Brunswick and Nova Scotia wholesale markets. HQEM is a participant of the Independent Electricity System Operator (the Ontario ISO).

We have four main long-term export contracts for the sale of electricity. The following table summarizes our principal energy export agreements.

PRINCIPAL ENERGY EXPORT AGREEMENTS

	Expiry Date	Maximum Capacity	Maximum Annual Deliveries
		(MW)	(TWh)
Long-Term Sales - Electricity
Cornwall Electric - Canada	2019	45	0.2
Cornwall Electric - Canada	2019	100	0.4	(1)
Vermont Joint Owners	2020	335	2.1
Five Vermont power distributors (2)	2038	225	1.3

(1)             Based on historical data.

(2)             Green Mountain Power Corporation, Vermont Electric Cooperative, Inc., Vermont Public Power Supply Authority, the Town of Stowe Electric Department and City of Burlington, Vermont Electric Department.

In 2010, HRE signed a transmission service agreement with Northern Pass Transmission LLC (“NPT”), a New Hampshire company that is indirectly owned by Northeast Utilities, New England’s largest energy delivery company. NPT is working to obtain all necessary permits and authorizations.

Hydro-Québec Production is continuing discussions with regard to its potential participation in a transmission line project, running largely underwater and underground, between Québec and the State of New York. This project would give us access to new markets.

Electricity Sales and Revenue

The following table summarizes electricity sales and revenue outside Québec, by category, for the years 2008 through 2012.

ELECTRICITY SALES AND REVENUE OUTSIDE QUÉBEC

	Years ended December 31
	2008	2009	2010	2011	2012
	(in GWh)
Electricity Sales
Canada/U.S. (long-term)	2,516	2,604	2,677	2,617	2,683
Canada/U.S. (short-term)	18,783	20,753	20,593	24,146	32,615
Total Electricity Sales	21,299	23,357	23,270	26,763	35,298

	(in millions of dollars)
Revenue from Electricity Sales
Canada/U.S. (long-term)	$220	$256	$247	$254	$211
Canada/U.S. (short-term)	1,699	1,250	1,266	1,145	1,223
Total Revenue from Electricity Sales	$1,919	$1,506	$1,513	$1,399	$1,434

TRANSMISSION

Hydro-Québec TransÉnergie provides the following services:

•                                transmission of electricity to supply Québec’s native load; the native load is made up of the total transmission requirements of the Québec wholesale market (see “Generation — Québec Wholesale Market”) but excludes customers in remote communities; Hydro-Québec Distribution is Hydro-Québec TransÉnergie’s largest customer;

•                                point-to-point transmission service; as of the end of 2012, Hydro-Québec TransÉnergie had signed transmission service agreements with 27 customers, including Hydro-Québec Production, the largest customer for this service; and

•                                connection of privately-owned generating facilities to Hydro-Québec TransÉnergie’s transmission system; Hydro-Québec TransÉnergie currently serves 42 of these generating stations.

This segment includes our holding in Cedars Rapids Transmission Company, Limited, a transmission provider that owns and operates a 325 MW interconnection line linking Hydro-Québec TransÉnergie’s grid at the Les Cèdres and Langlois substations in Québec with the Cornwall Electric system in Ontario and the National Grid system in New York.

TRANSMISSION SYSTEM

Some generating stations in Québec are located at substantial distances from consumer centers. As a result, Hydro-Québec TransÉnergie’s transmission system is one of the most extensive in North America, totaling approximately 21,000 miles of lines.

The system includes the following facilities as at December 31, 2012.

Voltage	Substations	Lines (miles) (1)
765 kV and 735 kV	38	7,097
450 kV DC	2	757
315 kV	65	3,285
230 kV	53	1,981
161 kV	44	1,320
120 kV	218	4,304
69 kV or less	96	2,327	(2)
TOTAL	516	21,071

(1)             Miles covered by the transmission system. Many facilities carry two lines on the same infrastructure.

(2)             2,158 miles of lines operated by Hydro-Québec TransÉnergie and 169 miles by Hydro-Québec Distribution.

In 1997, Hydro-Québec TransÉnergie opened access to its transmission grid in accordance with the Hydro-Québec Open Access Transmission Tariff. Consequently, electricity distributors, producers and marketers in and outside Québec have the option to enter into transactions with distributors, producers and marketers to buy or sell electricity and to wheel in, wheel out or wheel through Hydro-Québec TransÉnergie’s transmission grid at specified rates.

Hydro-Québec TransÉnergie’s Direction — Contrôle des mouvements d’énergie (System Control Unit) is responsible for energy dispatching, power flow supervision and system security monitoring. Hydro-Québec TransÉnergie’s transmission system is linked through interconnections with other major power systems in Canada (Ontario, New Brunswick and Churchill Falls) and the northeastern United States (New York and New England).

The following table shows existing interconnection capacity with neighboring systems outside Québec as at December 31, 2012. Available transfer capacities are posted on the OASIS (Open Access Same-Time Information System) website.

INTERCONNECTIONS WITH NEIGHBORING SYSTEMS OUTSIDE QUÉBEC

		Maximum Export Capacity	Maximum Import Capacity	Voltage
		(MW)	(MW)	(kV)
CANADA	Ontario	2,735	1,970	120 and 230
	New Brunswick	1,029	785	230, 315 and 345
	Churchill Falls	—	5,150	735

UNITED STATES	New York	1,999	1,100	120 and 765
	New England	2,275	2,170	120 and ±450

DISTRIBUTION

The primary responsibility of Hydro-Québec Distribution is to deliver electricity to Québec customers. To fulfill this responsibility, Hydro-Québec Distribution relies primarily on the Heritage Pool Electricity which it purchases from Hydro-Québec Production. To meet demand beyond that volume, Hydro-Québec Distribution purchases additional electricity under market conditions by issuing calls for tenders from suppliers in the market (see “Regulatory Framework — Energy Board Act”).

Our distribution system is comprised of 71,243 miles of medium voltage lines (almost exclusively 25 kV), as well as 64,023 miles of low voltage lines. Approximately 10% of all such lines are underground.

We sell to a wide range of customers, from industrial users, which accounted for 39.1% of sales volume in 2012, to residential customers and farms, which represented 37.0% of sales volume in the same period. Revenues are also derived from sales to commercial and institutional customers as well as distributors operating municipal electric systems.

Hydro-Québec Distribution has developed some flexibility in the management of our system and currently has 1,120 MW of interruptible power and 860 MW of concurrent peak-saving capacity in our residential dual-energy market.

We have entered into special agreements with eight industrial customers for whom electricity costs represent a substantial proportion of total production costs. Some of these agreements provide for the sale, on a long-term basis, of firm energy at prices that vary in accordance with a formula based on the market price of aluminum. We manage the exposure to fluctuations in aluminum prices resulting from these contracts by entering into financial transactions, such as futures or swaps (see “Note 16 to the 2012 Consolidated Financial Statements”). In 2012, deliveries under these agreements accounted for 40.9% of the total energy deliveries to industrial users.

Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity reserved for it by Hydro-Québec Production, Hydro-Québec Distribution issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an authorization granted by the Régie de l’énergie (the “Energy Board”). For unforeseen needs that cannot be met otherwise, it relies on a framework agreement with Hydro-Québec Production that covers the period from January 1, 2009 to December 31, 2013. This agreement was approved by the Energy Board in 2009.

Further to calls for tenders issued since 2002, Hydro-Québec Distribution signed two contracts with Hydro-Québec Production for the supply of 600 MW over a 20-year period beginning in March 2007 and fifty-four contracts with 49 independent producers for the supply of nearly 4,000 MW (including 3,147 MW of wind-generated electricity) for deliveries beginning between 2006 and 2015. Hydro-Québec Production also has long-term contracts with independent producers (see “Generation — Electricity Purchases”).

The following table summarizes these contracts.

LONG-TERM CONTRACTS AWARDED BY TENDERS

Type of power	Number of Contracts		Capacity (MW)	Starting Date	Expiry Date

Hydroelectric	5	In service	623	2007-2011	2027-2031
	2	Under development	41	2013-2014	2033-2034

Natural gas cogeneration	1	In service	507	2006	2026

Wind	10	In service	1,140	2006-2012	2026-2032
	24	Under development	2,007	2013-2015	2033-2035

Forest biomass cogeneration	5	In service	94	2007-2012	2023-2037
	6	Under development	131	2013-2015	2028-2040

Biomass cogeneration	3	In service	20	2012	2032-2037
	56		4,563

Hydro-Québec Distribution manages its flexible and diversified energy portfolio to deal with fluctuations in demand. Every three years, Hydro-Québec Distribution prepares a supply plan covering the next 10 years. This supply plan presents forecasts of Hydro-Québec Distribution’s customers’ electricity requirements, taking into account energy efficiency measures that have been implemented, along with the various means that Hydro-Québec Distribution intends to use to ensure a secure supply of electricity for Québec. The Electricity Supply Plan 2011-2020 filed in November 2010 was approved by the Energy Board in October 2011 and is subject to follow-up on an annual basis.

In 2012, Hydro-Québec Distribution took the following measures to ensure balance between energy supply and demand in Québec:

•                                Following a decision by the Energy Board in September 2012, Hydro-Québec Distribution renewed for another year (2013) the suspension of deliveries from TransCanada Energy’s Bécancour generating station; and

•                                Hydro-Québec Distribution made 0.5 TWh of short-term transactions in 2012.

Calls for tenders could be made in the coming years in order to maintain such balance (see “Regulatory Framework — Energy Board Act”). In December 2011, Hydro-Québec Distribution launched a power purchase program involving the acquisition of energy generated in Québec from forest biomass cogeneration power plants, for a total installed capacity of 150 MW. In July 2012, the total installed capacity for the program was increased to 300 MW. Tenders will be considered until December 2013 or until the total installed capacity is contracted.

In February 2013, the Government announced the cancellation of six projects selected in 2010 as part of the small hydroelectric power purchase program, for a total of 83 MW, of which three had already signed long-term contracts with Hydro-Québec Distribution.

ELECTRICITY RATES

Under the applicable provisions of the Energy Board Act, rates are fixed or modified by the Energy Board (see “Regulatory Framework — Energy Board Act”). Rates are fixed to allow recovery of authorized service costs, including estimated supply costs, and a reasonable rate of return on shareholder’s equity. In March 2013, the Energy Board authorized an average rate increase of 2.41% effective April 1, 2013.

The following table shows the rate increase (decrease) applicable for each year, from 2008 to 2013, as well as annual inflation rates:

	2008	2009	2010	2011	2012	2013
Rate increase (decrease) as of April 1	2.90%	1.22%	0.35%	(0.41)%	(0.45)%	2.41%
Inflation Rate (1)	2.3%	0.3%	1.8%	2.9%	1.5%	1.0	%(2)

(1)             Canadian Consumer Price Index for the calendar year.

(2)             Estimate.

ELECTRICITY SALES AND REVENUE

The following table summarizes electricity sales and revenue in Québec, by category of customers, for the years 2008 through 2012.

ELECTRICITY SALES AND REVENUE

	Years ended December 31
	2008	2009	2010	2011		2012
	(in GWh)
Electricity Sales
In Québec, by category
Residential and farm	60,747	62,484	59,534	62,748		62,329
Commercial and institutional	35,228	34,151	33,865	33,569		33,983
Industrial	69,144	63,310	68,439	67,621		65,916
Other	5,278	5,371	7,647	6,028		6,173
Total Electricity Sales	170,397	165,316	169,485	169,966		168,401

	(in millions of dollars)
Revenue from Electricity Sales
In Québec, by category
Residential and farm	$4,300	$4,500	$4,302	$4,536		$4,481
Commercial and institutional	2,687	2,662	2,648	2,599		2,624
Industrial	3,174	3,092	3,185	3,262		3,010
Other	284	295	371	323		327
Total Revenue from Electricity Sales	$10,445	$10,549	$10,506	$10,720		$10,442

	(as at December 31)
Number of Customer Accounts
In Québec, by category
Residential and farm	3,603,330	3,649,470	3,698,169	3,746,397		3,792,170
Commercial and institutional	296,504	297,380	300,163	291,212	[a]	293,473
Industrial	10,111	9,829	9,589	18,573	[a]	17,784
Other	3,499	3,653	3,868	4,013		3,999
Total Customer Accounts	3,913,444	3,960,332	4,011,789	4,060,195		4,107,426

(a)             Reflects a reclassification in 2011.

CONSTRUCTION

The Construction segment includes activities related to projects carried out by Hydro-Québec Équipement et services partagés and SEBJ.

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the JBNQ Agreement. SEBJ builds generating facilities in the territory governed by the JBNQ Agreement (north of the 49th parallel) and may carry out projects outside Québec.

As engineering, construction and environmental specialists, Hydro-Québec Équipement et services partagés and SEBJ offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

CORPORATE AND OTHER ACTIVITIES

This segment includes the Technology Group, the Corporate Affairs and General Secretariat Group, the Accounting and Control Vice Presidency, the Financing, Treasury and Pension Fund Vice Presidency, the Human Resources Vice Presidency, the Shared Services Centre Unit and our subsidiary Hydro-Québec International inc. (“HQI”). The following are under the supervision of the Technology Group:

•                                Hydro-Québec CapiTech inc. (“Hydro-Québec CapiTech”) (wholly-owned; a venture capital company investing in businesses that provide energy-related high-technology products and services);

•                                Hydro-Québec IndusTech inc. (“Hydro-Québec IndusTech”) (wholly-owned; a corporation pursuing the development of an electrical motor for automobiles); and

•                                Institut de recherche d’Hydro-Québec (“IREQ”) (our energy-technology research and development division).

CORPORATE OUTLOOK

DEVELOPMENT STRATEGY

In July 2009, we presented our five-year Strategic Plan (the “Strategic Plan”) for the 2009-2013 period. This Strategic Plan was reviewed by a parliamentary commission in October 2009.

The Strategic Plan sets forth three main priorities: energy efficiency, renewable energies and technological innovation. More specifically, we plan to:

•                                promote the conservation of energy by investing in energy efficiency programs;

•                                begin a new phase of large-scale hydroelectric development in order to finish carrying out Québec’s energy strategy (4,500 MW) and to implement an additional planned expansion in northern Québec (3,500 MW) that Québec refers to as its “Plan Nord”;

•                               continue integrating wind farm capacity resulting from our tender calls of recent years, for a total of nearly 4,000 MW by 2016-2017;

•                                rely on technological innovation to remain on the leading edge of the power industry, improve customer services and further enhance our performance; and

•                                develop energy-efficiency technologies.

We plan to invest approximately $4.9 billion in 2013, a large portion of which, $2.2 billion, is expected to be devoted to the operations of Hydro-Québec TransÉnergie, and $1.5 billion to the operations of Hydro-Québec Production. More than half of our investments will be earmarked for development and growth activities. The remainder will go toward facility maintenance and improvements.

Hydro-Québec Production intends to continue its major hydroelectric development projects, including work at the Romaine-2, Romaine-1 and Romaine-3 jobsites. The Romaine complex’s four generating stations are slated for commissioning between 2014 and 2020. In addition, the division plans to continue investing to ensure the long-term operability of its facilities and improve their efficiency. For example, it is refurbishing some of the units at Robert-Bourassa generating station as part of a project that will extend until 2020.

Hydro-Québec TransÉnergie intends to devote a large part of its investments to integrate new hydroelectric and wind capacity into its system. Specifically, it plans to continue connecting various wind farms built in response to Hydro-Québec Distribution’s calls for tenders and working on the project to extend the transmission system in Minganie to connect the Romaine complex. The division will also continue to invest in maintenance and improvement activities to ensure the reliability and long-term operability of its transmission assets and enhance service quality.

Hydro-Québec Distribution intends to continue to deliver reliable power and high-quality services to Québec customers. It will make further investments to handle the growth of the Québec customer base and to maintain and improve the quality of its facilities. It will also continue to implement the Energy Efficiency Plan, which includes measures for low-income households. In addition, as part of the remote meter reading project, which was approved by the Energy Board in October 2012, it plans to install 3.75 million next-generation meters by 2018 in order to roll out an advanced metering infrastructure.

WATER-POWER ROYALTIES

As stipulated in the Watercourses Act (Québec), Hydro-Québec Production pays the same statutory royalties as those paid by private producers of hydro-electricity in Québec. These water-power royalties, which are paid to the Government’s Generations Fund, consist of a statutory royalty for the electricity delivered during the year and a contractual royalty payable pursuant to the contract awarded for the operation of a generation station.

For 2013, these royalties, indexed annually to the Consumer Price Index, consist of:

•                                a statutory royalty of $3.04 ($2.98, $2.90 and $2.86, for 2012, 2011 and 2010 respectively) per thousand kilowatt-hours of electricity produced; and

•                                a contractual royalty of $0.713 ($0.699, $0.680 and $0.671, for 2012, 2011 and 2010 respectively) per thousand kilowatt-hours of electricity produced.

These royalties totaled $617 million in 2012, $593 million in 2011 and $557 million in 2010.

CAPITAL INVESTMENT PROGRAM

Our capital investment program includes capital expenditures for fixed and intangible assets including Energy Efficiency Programs. The following table is a summary of our capital investments affecting cash for the years 2008 through 2012. The table also includes estimates for the years 2013 to 2014; these estimates are based on, among other things, a projected growth in demand for electricity in Québec of 0.9% yearly for the next two years. In 2013, capital investments in fixed and intangible assets, including Energy Efficiency Programs, are estimated at $4,945 million.

CAPITAL INVESTMENTS AFFECTING CASH

						Estimated (1)
	2008	2009	2010	2011	2012	2013	2014
	(millions of dollars)
Fixed and Intangible Assets
Generation	$1,853	$2,033	$1,900	$1,467	$1,511	$1,511	$1,617
Transmission (2)	1,099	1,196	1,248	1,292	1,423	2,238	2,138
Distribution (3)	901	966	944	950	874	969	1,168
Construction	5	1	7	5	4	7	6
Corporate and Other Activities	96	111	121	100	120	220	173
Total Investments	$3,954	$4,307	4,220	3,814	3,932	$4,945	$5,102

(1)             Excluding Gentilly-2.

(2)             Includes sub-transmission.

(3)             Including Energy Efficiency Programs.

In the last decade, Hydro-Québec Production has focused on hydroelectric development projects. The division inaugurated several major facilities and structures in recent years, namely Sainte-Marguerite-3, Rocher-de-Grand-Mère, Toulnustouc, Eastmain-1, Mercier, Péribonka, Chute-Allard, Rapides-des-Coeurs and Eastmain-1-A generating stations, as well as the Rupert diversion. Our infrastructure projects must meet three fundamental criteria in order to proceed: they must be profitable, environmentally acceptable and favorably received by the host communities. These considerations are in line with our sustainable development strategy.

In the Baie-James region, the last generating unit at Eastmain-1-A powerhouse was commissioned in January 2012, and the three units at Sarcelle powerhouse are expected to be commissioned in 2013. This $5.0 billion Eastmain-1-A/Sarcelle/Rupert project will have an installed capacity of 918 MW (of which 768 MW was in operation as of December 31, 2012) for an annual output of 8.7 TWh, which includes significant additional output (5.3 TWh) as a result of diverting part of the Rupert’s flow to existing generating stations in the La Grande complex. In 2012, three years after the Rupert diversion went into operation, we reported to the competent Québec authorities on the fulfillment of our undertaking with regard to mitigation measures, the efficacity of those measures, and a study on how they are perceived by Cree land users. In the fall of 2012, we also held consultations in the six Cree communities affected, to hear their opinions on the measures.

The $6.5-billion Romaine project calls for the construction of four generating stations with a total capacity of 1,550 MW and annual output of 8.0 TWh on the Rivière Romaine, north of Havre-Saint-Pierre. At the Romaine jobsite, in the Minganie region, work on the Romaine-2 development continued as scheduled, with commissioning planned for 2014. We also began erecting the first facilities for the Romaine-1 development, which is expected to be operational in 2016. In addition, the Route de la Romaine reached kilometre 117 and a workcamp was built near the Ruisseau Mista at kilometre 116, allowing us to start work at the Romaine-3 jobsite. Completion is slated for 2020.

In September 2012, the decision was made to abandon the project to refurbish Gentilly-2 nuclear generating station and to terminate all nuclear power operations. The facility continued to generate electricity until the end of 2012, in accordance with the terms and conditions of its operating licence, after which time we started to prepare it for dormancy with a view to dismantling it around the year 2060 (see Notes 7 and 12 to the 2012 Consolidated Financial Statements).

Allocation of Capital Expenditures for the Generation, Transmission and Distribution Business Segments

The following tables summarize the allocation of estimated capital expenditures for 2013 and 2014 among our three major business segments:

GENERATION BUSINESS SEGMENT

	Available	Planned Date	Estimated Capital Expenditures
	Power	of Operation	2013	2014
	(MW)		(millions of dollars)
ASSET SUSTAINMENT AND OPTIMIZATION
Refurbishment and refitting of generating stations	—	Continuous program	$475	$494

HYDROELECTRIC DEVELOPMENT PROJECTS
Eastmain-1-A/Sarcelle/Rupert	918	2009-2013	85	38
Romaine complex	1,550	2014-2020	936	1,040
Other generation projects	—	—	15	45
			1,036	1,123

			$1,511	$1,617

TRANSMISSION BUSINESS SEGMENT (1)

	Planned Date	Estimated Capital Expenditures
	of Operation	2013	2014
		(millions of dollars)

ASSET SUSTAINMENT (RELIABILITY AND LONG-TERM OPERABILITY)	Continuous program	$1,093	$1,023

SYSTEM GROWTH PROJECTS
Wind Power interconnection — 2,000 MW	2011-2017	282	288
Expansion of transportation network in Minganie	2014-2020	380	226
Other		483	601
		1,145	1,115

		$2,238	$2,138

(1)             Includes sub-transmission facilities.

DISTRIBUTION BUSINESS SEGMENT (1)

	Estimated Capital Expenditures
	2013	2014
	(millions of dollars)
ASSET SUSTAINMENT (RELIABILITY AND LONG-TERM OPERABILITY)	$512	$636

DEVELOPMENT PROJECTS	311	432

ENERGY EFFICIENCY PROGRAMS	146	100
	$969	$1,168

(1)             Includes investments in distribution facilities and investments in generation and transmission facilities of our off-grid systems.

Cash Requirements

The total estimated cash requirements for 2013 are approximately $6.6 billion, and include approximately $4.9 billion in capital investments, approximately $1.1 billion for long-term debt repayment and sinking fund redemption and approximately $0.6 billion for the payment of dividend declared for 2012. Our self-financing ratio (defined as cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal (acquisition) of short-term investments, and repayments of long-term debt) is expected to be 68.7% in 2013, compared to 54.5% in 2012.

We estimate that cash requirements for capital investments, long-term debt repayment and sinking fund redemption will amount to approximately $7.2 billion for 2014.

REGULATORY FRAMEWORK

Hydro-Québec Act

Under the provisions of the Hydro-Québec Act, we are mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy.

Under the Hydro-Québec Act, the Government is entitled to declare a dividend from Hydro-Québec when certain financial criteria are met (see “Note 18 to the 2012 Consolidated Financial Statements”). Hydro-Québec’s dividend policy is to distribute 75% of net result.

Energy Board Act

The Act respecting the Régie de l’énergie (the “Energy Board Act”), enacted in 1996, grants the Energy Board exclusive authority to fix or modify our rates and conditions for the transmission and distribution of electric power in Québec. Hydro-Québec TransÉnergie and Hydro-Québec Distribution’s activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Energy Board Act stipulates that rates are determined on a basis that allows for recovery of the cost of service including a reasonable return on the rate base.

The Energy Board consists of seven full-time members appointed by the Government and, in the exercise of its functions, is charged with reconciling the public interest, consumer protection and the fair treatment of the electric power carrier and of distributors.

Under the Energy Board Act, we have been granted exclusive rights for the distribution of electric power throughout Québec, excluding the territories served by distributors operating a municipal or private electric system as of May 13, 1997.

The Energy Board has the authority to:

•                                fix, or modify, after holding public hearings, our rates and conditions for the transmission and distribution of electric power;

•                                approve our electric power supply plan;

•                                designate a reliability coordinator for Québec and adopt the reliability standards submitted by the designated reliability coordinator;

•                                authorize our transmission and distribution investment projects;

•                                approve our distribution commercial programs; and

•                                rule upon complaints from customers concerning rates or services.

The Energy Board Act was amended in 2010 to allow a gradual increase of the cost of the Heritage Pool Electricity starting in 2014. The Act respecting mainly the implementation of certain provisions of the Budget Speech of 20 November 2012 (Bill 25) was introduced before the Québec National Assembly in February 2013. This omnibus bill, which has not yet been passed and assented, would amend the Energy Board Act by replacing the gradual increases of the average cost of the Heritage Pool Electricity by the indexation of the average cost of the Heritage Pool Electricity.

Generation

The Energy Board’s jurisdiction does not extend to generation.

Transmission

Transmission rates and service conditions are subject to approval by the Energy Board. In August 2011, Hydro-Québec TransÉnergie filed an application with the Energy Board for the approval of transmission rates. In June 2012, the Energy Board approved the rates, effective January 1, 2012, as follows: 71.49/kW/year for firm long-term point-to-point service with a rate rider (a rate rider is a temporary credit or charge approved by a regulator) for 2012 of minus $0.26/kW/year, $8.16/MWh/hour for hourly service, and an amount payable for the native load transmission service at $2,624,397,700 per year with a rate rider for 2012 of minus $9,544,600. These rates are still in force in 2013.

The Direction — Contrôle des mouvements d’énergie (System Control Unit) of Hydro-Québec TransÉnergie has been designated as the Reliability Coordinator for Québec by the Energy Board.

Distribution

Electricity required to meet Québec’s needs in excess of the Heritage Pool Electricity must be purchased through a competitive bidding process. Purchase contracts for electricity in excess of the Heritage Pool Electricity are subject to the approval of the Energy Board.

Hydro-Québec Distribution’s Electricity Supply Plan 2011-2020 was approved by the Energy Board on October 27, 2011.

In July 2012, Hydro-Québec Distribution filed with the Energy Board an application for a rate increase of 2.9% beginning April 1, 2013. In March 2013, the Energy Board authorized an average rate increase of 2.41%.

National Energy Board Act

Our exports of electric power are subject to the National Energy Board Act which provides that a permit or license must be obtained from the National Energy Board of Canada (the “National Board”) for such exports. We hold the following permits for short-term exports (contracts of five years or less):

•                                one permit expiring on December 31, 2020 authorizing us to export annually up to 30 TWh of combined firm and interruptible energy to the United States;

•                                one permit granted to our subsidiary, HQEM, expiring on April 7, 2019. The permit authorizes HQEM, as a power marketer, to export annually up to 30 TWh of firm and interruptible energy and up to 6,000 MW of power from interconnections located in other provinces.

Each of these permits allows us to take advantage of the spot market in the United States; however‚ long-term export contracts (more than five years) require prior issuance of specific permits or licenses by the National Board.

HQEM is authorized by orders of the National Board to import natural gas in Canada and to export natural gas to the United States. These authorizations will expire in 2015.

The National Board also regulates international power lines and we operate our interconnections with the United States in accordance with the terms and conditions of Certificates of Public Convenience and Necessity issued by the National Board.

Environmental Regulation

Our activities are subject to federal and provincial environmental laws and regulations, and, to some extent, municipal by-laws.

Before beginning new construction, our projects are subject to environmental impact assessment studies as well as information and consultation processes. The studies are submitted for review and approval by government departments and agencies responsible for issuing governmental authorizations. In some instances, the approval process includes public hearings by an independent body.

Environmental protection is a central concern of Hydro-Québec. Most activities that have an impact on the environment are governed by ISO 14001—certified environmental management systems. ISO 14001 is the environmental management standard of the International Organization for Standardization. In addition, every year, we review our management of environmental issues and publish a Sustainability Report.

The Government adopted the Sustainable Development Act (the “Sustainable Act”) in April 2006 and the Government Sustainable Development Strategy 2008-2013 (the “Government Strategy”), which came into effect in January 2008. As a Government-owned corporation, we are subject to the Sustainable Act and the Government Strategy and published our Sustainable Development Action Plan 2013-2016 (the “Action Plan”) in March 2013.

LITIGATION

Innus of Uashat mak Mani-Utenam

On December 30, 2003, representatives of the Innus of Uashat mak Mani-Utenam (the “Uashaunnuat”) instituted an action against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 200-17-004196-036) seeking judicial recognition of their aboriginal rights and of their unextinguished Indian title over certain areas of land in Québec. Plaintiffs who claim not to be parties to the 1975 James Bay and Northern Québec Agreement (the “Agreement”) allege that the Agreement and certain federal and provincial laws are illegal, inoperative, unconstitutional and not binding upon the plaintiffs. The plaintiffs seek various orders, including rendering of accounts and revenue sharing for the unlawful use and management of the lands, notably in respect of hydroelectric facilities on these lands, and awarding damages from Canada, Québec and us, jointly and severally, in an amount of up to $1.5 billion (subject to further increase by the plaintiffs). In June 2005, as requested by the parties, the Québec Superior Court suspended the legal action for five years. However on January 27, 2009, at the request of the Attorney-General of Canada, the suspension of the proceedings was lifted and the case has been reactivated. With the Attorney-General of Québec, we are challenging the legitimacy of this claim.

On May 7, 2010, the Uashaunnuat filed a motion before the Superior Court of Québec seeking an interlocutory injunction against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 500-17-050868-093) regarding, amongst other issues, our proposed construction of transmission lines to connect the Romaine River hydroelectric complex to our grid which, according to the Uashaunnuat, is being undertaken in violation of their ancestral rights on their alleged ancestral territory. In addition, the Uashaunnuat are raising various procedural claims relating to the environmental review conducted with respect to this project. Along with the Attorney-General of Québec, we are challenging the legitimacy of this claim.

Innus of Pessamit

In November 2006, the Innus of Pessamit re-activated an action which was filed in 1998 against the Attorney-General of Canada, the Attorney-General of Québec and us (Superior Court, no 500-05-039472-988) seeking judicial recognition of their aboriginal rights and title over certain areas of land in Québec where our Manicouagan-Outardes hydroelectric facilities are located. By amendment, this community attempted to increase its initial claim of $500 million to $10.8 billion and to add annual compensation payments of $657 million from us. The request for amendment was rejected by Québec’s Superior Court and Court of Appeal in 2011. The case concerning the initial amount of $500 million remains outstanding. With the Attorney-General of Québec, we are challenging the legitimacy of this claim.

CF(L)Co

On February 23, 2010, CF(L)Co instituted proceedings against us seeking the modification, as of November 30, 2009, of the pricing terms under the 1969 Power Contract (see “Generation Operations — Electricity Purchases”) by increasing the pricing terms payable by us to CF(L)Co. Alternatively, CF(L)Co is seeking the cancellation of the 1969 Power Contract with effect six months from the date of judgment. The 1969 Power Contract was already contested on two prior occasions before the courts and the Supreme Court of Canada dismissed those proceedings. We are challenging this new claim.

EMPLOYEES

We had 21,596 employees as at December 31, 2012 composed of 18,926 permanent employees and 2,670 temporary employees. These numbers do not include employees of our subsidiaries and joint ventures. Unionized employees represent approximately 84% of our work force.

Eight collective agreements govern the working conditions of our unionized employees. These collective agreements extend to 2013 or 2014. They provide for annual incentive compensation plan based on attainment of net result target and other business objectives.

MANAGEMENT’S DISCUSSION AND ANALYSIS

This Management’s Discussion and Analysis should be read in conjunction with our consolidated financial statements and the notes thereto. The financial information and tabular amounts presented herein are expressed in Canadian dollars, unless otherwise indicated. The consolidated financial statements reflect the decisions of the Energy Board.

This analysis contains statements based on estimates and assumptions concerning future results and the course of events. Given the risks and uncertainties inherent in any forward-looking statements, our actual future results could differ materially from those anticipated. Certain financial and operating data for previous years have been reclassified to conform to the presentation adopted for the current year. Finally, the information contained herein takes into account any significant event that occurred on or before the date of publication of this Annual Report on Form 18-K.

OVERVIEW

The result from continuing operations totaled $2,736 million, a $50-million increase over 2011. It exceeded the Strategic Plan 2009—2013 target despite a fairly difficult business environment.

This favorable result was due in part to an increase in net electricity exports by Hydro-Québec Production and a decrease in operating expenses. Thanks to the strong performance of our generating facilities and transmission system, we were able to step up our export volume and thus offset lower prices on energy markets. On the Québec market, revenue from electricity sales decreased, mainly because of lower demand in the industrial sector and the negative impact of special contracts with certain large industrial customers. However, efficiency gains achieved within the company made it possible to reduce operating expenses while fully absorbing the impact of inflation and salary indexing as well as the additional expenses resulting from growth in operating assets.

As mentioned above, the result from continuing operations increased by $50 million. On one hand, net electricity exports rose to $1,233 million, a $99-million increase over the $1,134 million recorded in 2011. On the other hand, revenue from electricity sales in Québec decreased due to a $109-million reduction in demand from industrial customers, partly offset by a $72-million increase in residential demand. The net result from special contracts with certain large industrial customers decreased by $145 million because of aluminum prices and the exchange rate. Moreover, we had to make electricity purchases of $148 million from Rio Tinto Alcan, notably because of a labor conflict at one of that company’s large aluminum smelters in 2012. We also recorded amounts payable to the Québec government, namely $49 million under the Act to establish the Northern Plan Fund and $37 million under the Act respecting Energy Efficiency and Innovation. These unfavorable items were partly offset by a $54-million decrease in operating expenses and by a $275-million reduction in depreciation and amortization expense and financial expenses.

In 2012, following the decision to abandon the project to refurbish Gentilly-2 nuclear generating station, we posted a $1.9-billion negative result from discontinued operations that is mainly due to the accounting treatment of the facility’s definitive shutdown at the end of 2012. More specifically, the abandonment of the refurbishment project and the facility’s shutdown led to a write-off of $990 million in property, plant and equipment under construction and the recognition of an impairment charge of $827 million related to nuclear generation assets, for a total of $1,817 million, as well as to a negative operating result of $59 million. This accounting treatment had no impact on the cash flows from operating activities for the year.

When the discontinued operations are factored in, the net result totaled $860 million in 2012, compared to $2,611 million in 2011.

Revenue totaled $12,228 million, comparable to the $12,245 million posted in 2011. Revenue from electricity sales amounted to $11,736 million, compared to $11,972 million in 2011: it decreased by $278 million in Québec and increased by $42 million on markets outside Québec. Other revenue totaled $492 million, compared to $273 million in 2011.

Total expenditure was $7,051 million, comparable to the $7,031 million recorded in 2011. The decreases of $54 million and $188 million in operating expenses and depreciation and amortization expense, respectively, were counterbalanced by several items, including a $129-million increase in electricity and fuel purchases, mainly due to the $148 million in electricity purchases from Rio Tinto Alcan and an $85-million increase in electricity purchases made by Hydro-Québec Distribution, which were partly offset by a $58-million reduction in short-term electricity purchases by Hydro-Québec Production. Taxes rose by $133 million, partly as a result of a $23-million increase in water-power royalties on account of higher output and the indexing of the applicable rate. We also recorded amounts payable to the Québec government, namely $49 million under the Act to establish the Northern Plan Fund and $37 million under the Act respecting Energy Efficiency and Innovation.

Financial expenses totaled $2,441 million, an $87-million decrease compared to the $2,528 million recorded in 2011. This decrease is mainly due to interest rates on capital markets, which had a positive impact on long-term debt refinancing.

Return on equity from continuing operations was 14.6% in 2012, reflecting our good financial performance.

Cash flows from operating activities totaled $4.8 billion. These cash flows allowed us to pay the 2011 dividend of $1,958 million and to finance a large portion of our investment program, which reached $3.9 billion in 2012, compared to $3.8 billion in 2011. The accounting treatment of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012 had no impact on the cash flows from operating activities for the year.

The dividend for 2012 amounts to $645 million.

CONSOLIDATED RESULTS

The result from continuing operations totaled $2,736 million in 2012, a $50-million increase over 2011.

Revenue totaled $12,228 million, compared to $12,245 million in 2011. Revenue from electricity sales decreased by $236 million to $11,736 million. Sales in Québec accounted for $10,442 million of this amount, or $278 million less than in 2011. On markets outside Québec, revenue from electricity sales totaled $1,294 million, an increase of $42 million. Other revenue amounted to $492 million, compared to $273 million in 2011.

The $278-million decrease in revenue from electricity sales in Québec resulted mainly from the mild temperatures in 2012, which led to a 1.7-TWh or $120-million drop in volume. It was also due to a 2.1-TWh reduction in demand in the industrial sector, which was partly offset by a 1.0-TWh increase in demand from residential customers. Revenue from special contracts with certain large industrial customers decreased by $136 million because of aluminum prices and the exchange rate.

The $42-million increase in revenue from electricity sales on markets outside Québec resulted from growth in Hydro-Québec Production’s export revenue. An 8.5-TWh increase in sales volume made it possible to counterbalance the lower energy prices on North American markets.

Other revenue totaled $492 million, a $219-million increase over 2011 that is mainly due to differences in the net amounts receivable from customers or payable to them in the future in connection with revenue variances related to climate conditions, given the mild temperatures in 2012, as well as variances in the annual cost of native-load transmission service and in revenue from point-to-point transmission services. The differences in the net amounts led to the recognition of $126 million receivable from customers in 2012, compared to $51 million payable to customers in 2011.

Total expenditure was $7,051 million, comparable to the $7,031 million recorded in 2011.

Operating expenses amounted to $2,356 million in 2012, a $54-million decrease from 2011. The efficiency gains achieved within the company made it possible to reduce these expenses while also fully absorbing the impact of inflation and salary indexing as well as the additional expenses resulting from growth in operating assets.

Electricity and fuel purchases totaled $1,283 million, compared to $1,154 million in 2011. This $129-million increase is mainly due to electricity purchases of $148 million from Rio Tinto Alcan, notably because of a labor conflict at one of that company’s large aluminum smelters in 2012, as well as to an $85-million increase in electricity purchases made by Hydro-Québec Distribution. These items were partly offset by a $58-million reduction in short-term electricity purchases related to Hydro-Québec Production’s trading activities.

Depreciation and amortization expense amounted to $2,415 million, a decrease of $188 million from 2011 that is due to a $232-million reduction in the depreciation of property, plant and equipment, mainly owing to the impact of the definitive shutdown of Tracy thermal generating station in 2011 and the revision, in 2012, of the useful life of some hydraulic generation assets as well as certain distribution and transmission line and substation assets. These items were partly offset by the impact of the commissioning of capital assets, including the three generating units at Eastmain-1-A powerhouse.

Taxes were $997 million, compared to $864 million in 2011. This $133-million increase resulted in part from a $23-million rise in water-power royalties paid by Hydro-Québec Production on account of higher output and the indexing of the applicable rate. In addition, we recorded amounts payable to the Québec government, namely $49 million under the Act to establish the Northern Plan Fund and $37 million under the Act respecting Energy Efficiency and Innovation.

Financial expenses totaled $2,441 million, an $87-million decrease compared to the $2,528 million recorded in 2011. This decrease is mainly due to interest rates on capital markets, which had a positive impact on long-term debt refinancing.

In 2012, the decision was made to abandon the project to refurbish Gentilly-2 nuclear generating station and terminate nuclear power operations. We therefore recorded a $1.9-billion negative result from discontinued operations that is mainly due to the accounting treatment of the facility’s definitive shutdown at the end of 2012. More specifically, the abandonment of the refurbishment project and the facility’s shutdown led to a write-off of $990 million in property, plant and equipment under construction and the recognition of an impairment charge of

$827 million related to nuclear generation assets, for a total of $1,817 million, as well as to a negative operating result of $59 million. This accounting treatment had no impact on the cash flows from operating activities for the year.

When the discontinued operations are factored in, the net result totaled $860 million in 2012, compared to $2,611 million in 2011.

	2012	2011

OPERATIONS AND DIVIDEND ($M)
Revenue	12,228	12,245
Operating result	5,177	5,214
Result from continuing operations	2,736	2,686
Result from discontinued operations [a]	(1,876)	(75)
Net result	860	2,611
Dividend	645	1,958

BALANCE SHEETS ($M)
Total assets	70,517	69,637
Property, plant and equipment	57,174	56,901
Long-term debt, including current portion and perpetual debt	43,524	42,050
Equity	18,982	18,834

FINANCIAL RATIOS
Interest coverage [b]	2.03	2.00
Return on equity from continuing operations [c] (%)	14.6	15.5
Profit margin from continuing operations [d] (%)	22.4	21.9
Capitalization [e] (%)	30.6	31.4
Self-financing [f] (%)	54.5	49.0

(a)             The discontinued operations are related to the decision made in 2012 to abandon the project to refurbish Gentilly-2 nuclear generating station and terminate nuclear power operations.

(b)             Sum of operating result and net investment income divided by gross interest expense.

(c)              Result from continuing operations divided by average equity less average result from discontinued operations for the current year and prior years and average accumulated other comprehensive income. For 2011 and 2012, average equity less average result from discontinued operations for the current year and prior years and average accumulated other comprehensive income amounted to $17,319 million and $18,729 million, respectively.

(d)             Result from continuing operations divided by revenue.

(e)              Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

(f)              Cash flows from operating activities less dividend paid, divided by the sum of cash flows from investing activities, excluding net disposal or acquisition of short-term investments, and repayment of long-term debt.

Note:                  Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

CASH AND CAPITAL MANAGEMENT

Operating activities

Cash flows from operating activities totaled $4.8 billion in 2012, compared to $5.2 billion in 2011. These funds were mainly used to pay the dividend for 2011 and to finance a large portion of the investment program. The accounting treatment of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012 had no impact on the cash flows from operating activities for the year.

Investing activities

In 2012, we invested $3.9 billion in property, plant and equipment and intangible assets including the Energy Efficiency Plan (EEP), compared to $3.8 billion in 2011. Of this total, $2.0 billion was invested in development projects and $1.8 billion in maintaining or improving asset quality, while $0.1 billion went to the EEP.

Hydro-Québec Production invested a total of $1,511 million in 2012, compared to $1,467 million in 2011. As expected, a large portion of this amount, $951 million, went to the division’s development projects such as the Romaine complex and the Sarcelle powerhouse jobsite. The amounts allocated to ongoing asset maintenance and improvement totaled $560 million. For example, refurbishment continued at Robert-Bourassa and Beauharnois generating stations and the Manicouagan complex.

Capital spending at Hydro-Québec TransÉnergie totaled $1,423 million in 2012, 48% of which was used to increase transmission capacity and integrate the output from new hydroelectric and wind power facilities. These projects included the connection of seven wind farms built in response to the call for tenders issued by Hydro-Québec Distribution in 2005 (2,000 MW) and the extension of the transmission system in Minganie to connect the Romaine complex (1,550 MW). Investments of $735 million were made in asset sustainment, which mainly involved replacing equipment and modernizing facilities.

Hydro-Québec Distribution invested $730 million to handle its growing customer base, ensure the long-term operability of the distribution system and enhance service quality. An additional $144 million was allocated to the EEP.

Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James carry out engineering, construction and refurbishment projects for Hydro-Québec Production and Hydro-Québec TransÉnergie. In addition, Hydro-Québec Équipement et services partagés offers company-wide shared services that include procurement of goods and services, real estate management, document management, materials management as well as transportation, food and accommodation services.

Financing activities

In 2012, our financing activities raised $2.3 billion on the Canadian and global markets.

In the first half of the year, we issued US$1.0 billion of debentures on the global market, bearing interest at 1.38% and maturing in June 2017. This transaction was carried out with a yield to maturity of 1.40%.

In addition, we took advantage of the low interest rate environment to float two debenture issues of $500 million each on the Canadian market, one in July and the other in December. These debentures bear interest at the rate of 5.00% and mature in 2050. These transactions were carried out with an average yield to maturity of 3.47%.

The proceeds were used to support part of the investment program and refinance maturing debt.

SOURCES OF FINANCING

Type of financing	Amount authorized by the Board of Directors	Market	Outstanding as at December 31, 2012
Credit lines	C$500 million [a] or US$500 million [a]		C$1 million

Credit facility [b]	US$1,640 million		—

Commercial paper [b]	US$3,500 million or equivalent in C$	United States or Canada	C$19 million

Medium-term notes [b]	US$3,000 million or equivalent in other currencies C$20,000 million or equivalent in US$	United States Canada	US$340 million[c] C$14,279 million[c]

(a)             Of this amount, $407 million is covered by operating credit line agreements with financial institutions.

(b)             Guaranteed by the Québec government. This facility was replaced on April 8, 2013 by a US$2.0 billion 5-year revolving credit facility.

(c)              Corresponds to net proceeds from the issue of medium-term notes.

Dividend and capitalization rate

The dividend for 2012 amounts to $645 million. Once this dividend is factored in, the capitalization rate was 30.6% as at December 31, 2012.

SEGMENTED INFORMATION

As in 2011, we had four operating segments in 2012, namely Generation, Transmission, Distribution and Construction, as well as activities grouped under Corporate and Other Activities.

2012
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec [a]
Revenue	6,141	3,105	10,731	2,295	1,450	12,228
Result from continuing operations	1,541	581	503	—	111	2,736
Result from discontinued operations [b]	(1,867)	(9)	—	—	—	(1,876)
Net result	(326)	572	503	—	111	860
Total assets	31,066	19,144	13,434	421	6,648	70,517

2011
Segmented financial information ($M)	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Hydro-Québec [a]
Revenue	6,349	3,089	10,751	2,122	1,459	12,245
Result from continuing operations	1,765	429	374	—	115	2,686
Result from discontinued operations [b]	(75)	—	—	—	—	(75)
Net result	1,690	429	374	—	115	2,611
Total assets	31,661	18,509	12,983	398	6,317	69,637

(a)             Includes the intersegment eliminations presented in Note 23 to the consolidated financial statements.

(b)             The discontinued operations are related to the decision made in 2012 to abandon the project to refurbish Gentilly-2 nuclear generating station and terminate nuclear power operations.

Note:                  Certain comparative figures have been reclassified to conform to the presentation adopted in the current year.

Segment highlights

The Generation segment posted a result from continuing operations of $1,541 million in 2012, compared to $1,765 million in 2011. Net electricity exports totaled $1,233 million, or $99 million more than the $1,134 million recorded a year earlier. This increase is due to volume growth of 9.3 TWh, which had a positive impact of $373 million, mitigated by market conditions, which had a negative impact of $274 million. Electricity sales to Hydro-Québec Distribution decreased by $66 million compared to the $4,821 million recorded in 2011, mainly on account of the mild temperatures in 2012. The net result from special contracts with certain large industrial customers in Québec decreased by $145 million as a result of aluminum prices and the exchange rate. On the expenditure side, Hydro-Québec Production had to make electricity purchases of $148 million from Rio Tinto Alcan, notably because of a labor conflict at one of that company’s large aluminum smelters in 2012. Water-power royalties increased by $23 million due to higher output and the indexing of the applicable rate. In addition, $49 million payable to the Québec government was recorded under the Act to establish the Northern Plan Fund. Depreciation and amortization expense decreased by $75 million.

Hydro-Québec Production also recorded a negative result from discontinued operations of $1,867 million on account of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012.

The Transmission segment posted a result from continuing operations of $581 million in 2012, a $152-million increase from $429 million in 2011 due in part to variances in revenue from point-to-point transmission services. In addition, depreciation and amortization expense and financial expenses decreased by $52 million and $63 million, respectively.

Hydro-Québec TransÉnergie also recorded a negative result from discontinued operations of $9 million on account of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012.

The Distribution segment posted a result from continuing operations of $503 million in 2012 compared to $374 million in 2011, an increase of $129 million. Revenue from electricity sales decreased, mainly due to the mild temperatures in 2012 and lower demand from industrial customers, which was partly offset by higher demand from residential customers. The decrease in revenue from electricity sales was primarily mitigated by revenue variances related to climate conditions and variances in the annual cost of native-load transmission service. On the expenditure side, transmission costs, net of the reduction in electricity purchases, increased by $29 million. In addition, $37 million payable to the Québec government was recorded under the Act respecting Energy Efficiency and

Innovation. These negative items were more than offset by decreases of $72 million and $67 million in depreciation and amortization expense and financial expenses, respectively.

The Construction segment recorded a volume of activity of $2,295 million in 2012, compared to $2,122 million in 2011. As in 2011, this high volume stemmed from work on several major projects.

GENERATION

Under the Act respecting the Régie de l’énergie, Hydro-Québec Production is required to provide Hydro-Québec Distribution with up to 165 TWh a year of Heritage Pool Electricity. It may also compete for contracts under Hydro-Québec Distribution’s open tendering process. In addition, the division sells electricity on wholesale markets in northeastern North America.

The division operates 61 generating stations. Its capital projects serve a twofold objective: to ensure the long-term operability of existing facilities and to continue development of Québec’s hydroelectric potential.

Operating results

Hydro-Québec Production posted a result from continuing operations of $1,541 million in 2012, compared to $1,765 million in 2011. Net electricity exports totaled $1,233 million, or $99 million more than the $1,134 million recorded a year earlier. This increase is due to volume growth of 9.3 TWh, which had a positive impact of $373 million, mitigated by market conditions, which had a negative impact of $274 million. Electricity sales to Hydro-Québec Distribution decreased by $66 million compared to the $4,821 million recorded in 2011, mainly on account of the mild temperatures in 2012. The net result from special contracts with certain large industrial customers in Québec decreased by $145 million as a result of aluminum prices and the exchange rate. On the expenditure side, Hydro-Québec Production had to make electricity purchases of $148 million from Rio Tinto Alcan, notably because of a labor conflict at one of that company’s large aluminum smelters in 2012. Water-power royalties increased by $23 million due to higher output and the indexing of the applicable rate. In addition, $49 million payable to the Québec government was recorded under the Act to establish the Northern Plan Fund. Depreciation and amortization expense decreased by $75 million.

Hydro-Québec Production also recorded a $1,867-million negative result from discontinued operations on account of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012.

Electricity sales in Québec

Sales to Hydro-Québec Distribution

The total volume of electricity sales to Hydro-Québec Distribution was 165.7 TWh, compared to 168.6 TWh in 2011, a decrease of 2.9 TWh. Revenue generated by these sales decreased by $66 million to $4,755 million, mainly due to the mild temperatures in 2012.

Special contracts between Hydro-Québec Distribution and certain large industrial customers

The risks related to Hydro-Québec Distribution’s special contracts with certain large industrial customers in Québec are absorbed by Hydro-Québec Production. In 2012, the net result from special contracts was $145 million lower than in 2011 on account of aluminum prices and the exchange rate.

Electricity sales outside Québec

Electricity sales outside Québec amounted to $1,431 million for 35.2 TWh, compared to $1,397 million for 26.7 TWh in 2011. Short-term electricity sales generated $1,220 million for 32.5 TWh, compared to $1,143 million for 24.1 TWh in 2011.

Net electricity exports, which take short-term electricity purchases into account, generated $1,233 million for a net reservoir drawdown of 30.1 TWh, compared to $1,134 million for 20.8 TWh in 2011. The 9.3-TWh or $373-million increase in net export volume offset the $274-million negative impact of market conditions. The unit contribution decreased from 5.4¢/kWh in 2011 to 4.1¢/kWh in 2012, mainly due to lower prices on energy markets.

As at December 31, 2012, reservoir storage stood at 110.7 TWh, compared to 102.8 TWh a year earlier. The division’s energy reserve continues to fully meet the criteria set for management of risks related to the security of the energy supply.

Electricity and fuel purchases

Electricity and fuel purchases totaled $1,135 million, comparable to 2011. The $58-million decrease in short-term electricity purchases related to exports was offset by electricity purchases of $148 million from Rio Tinto Alcan, notably because of a labor conflict at one of that company’s large aluminum smelters in 2012.

Depreciation and amortization

Depreciation and amortization expense totaled $731 million, compared to $806 million in 2011, a $75-million decrease owing, primarily, to the impact of the definitive shutdown of Tracy thermal generating station in 2011 and the revision, in 2012, of the useful life of certain hydraulic generation assets. These items were partly offset by the impact of the commissioning of capital assets, including the three generating units at Eastmain-1-A powerhouse.

Investing activities

Investments in property, plant and equipment and intangible assets affecting cash totaled $1,511 million in 2012. Of this amount, $951 million went toward hydroelectric development activities, mainly work on the Romaine and Sarcelle jobsites.

Hydro-Québec Production also invested $560 million in asset sustainment and optimization. Work included refurbishment at Robert-Bourassa and Beauharnois generating stations and at the Manicouagan complex.

TRANSMISSION

Hydro-Québec TransÉnergie operates and develops our power transmission system. It markets system capacity and manages power flows throughout Québec.

The operations of Hydro-Québec TransÉnergie are regulated by the Energy Board.

Rate case

For 2012, the revenue authorized by the Energy Board for transmission rate-setting purposes totaled $2,992 million, including $2,624 million in native-load transmission revenue (representing a $21-million decrease compared to 2011) and $368 million for short- and long-term point-to-point transmission services.

Operating results

Hydro-Québec TransÉnergie’s result from continuing operations was $581 million in 2012, compared to $429 million in 2011. This $152-million increase was partly due to variances in revenue from point-to-point transmission services. In addition, depreciation and amortization expense decreased by $52 million, mainly because of the revision, in 2012, of the useful life of certain transmission line and substation assets. Financial expenses decreased by $63 million.

Hydro-Québec TransÉnergie also recorded a negative result from discontinued operations of $9 million on account of the definitive shutdown of Gentilly-2 nuclear generating station at the end of 2012.

Investing activities

In 2012, Hydro-Québec TransÉnergie invested $1,423 million in property, plant and equipment and intangible assets affecting cash, namely $688 million for growth projects and $735 million for asset sustainment projects. The purpose of growth projects is to increase transmission capacity in response to higher load demand or new customer requests and to connect new hydroelectric facilities and wind farms to the grid. The asset sustainment projects involve keeping facilities in good operating condition, improving service quality and complying with the legal and regulatory requirements for operating a power transmission system.

Growth projects represented close to half of the division’s investments in 2012. Major projects included the integration of the output from wind farms built in response to the call for tenders issued by Hydro-Québec Distribution in 2005 (2,000 MW), which accounted for $190 million, and the extension of the transmission system in Minganie in order to connect the Romaine complex (1,550 MW), which accounted for $239 million.

In the asset sustainment category, Hydro-Québec TransÉnergie invested $539 million in equipment replacement and facility modernization. It also invested $147 million in enhancing service quality, including $63 million for the addition of a 735/315-kV section at Bout-de-l’Île substation.

DISTRIBUTION

Hydro-Québec Distribution provides electricity to the Québec market and delivers reliable power and quality services to its customers with a view to efficiency and sustainable development. In this context, it also promotes energy efficiency among its customers.

The division’s activities are regulated by the Energy Board, which has exclusive jurisdiction to set electricity rates.

Rate case

In March 2012, the Energy Board approved an across-the-board electricity rate decrease of 0.45%, effective April 1, 2012.

Supplying the Québec market

Hydro-Québec Distribution relies on various sources to supply the Québec market. To meet requirements in excess of the Heritage Pool Electricity (165 TWh) reserved for it by Hydro-Québec Production, the division issues short- and long-term calls for tenders. For requirements of less than three months, it may also buy electricity directly on the market, without tendering, under an authorization granted by the Energy Board. For unforeseen needs that cannot be met otherwise, the division relies on a framework agreement with Hydro-Québec Production that covers the period from January 1, 2009, to December 31, 2013. The agreement was approved by the Energy Board in 2009.

In November 2012, Hydro-Québec Distribution filed a second progress report on the Electricity Supply Plan 2011—2020 with the Energy Board. This follow-up provided an updated demand forecast for the Québec market and outlined the events that have influenced supply planning and the division’s actions since the plan was filed in November 2010.

Finally, Hydro-Québec Distribution is continuing its efforts to promote energy efficiency. In 2012, its initiatives generated new energy savings of 1,118 GWh, for a cumulative total of 7.6 TWh since 2003.

Operating results

Hydro-Québec Distribution posted a result from continuing operations of $503 million in 2012 compared to $374 million in 2011, an increase of $129 million. Revenue from electricity sales decreased, mainly due to the mild temperatures in 2012 and lower demand from industrial customers, which was partly offset by higher demand from residential customers. The decrease in revenue from electricity sales was primarily mitigated by revenue variances related to climate conditions and variances in the annual cost of native-load transmission service. On the expenditure side, transmission costs, net of the decrease in electricity purchases, rose by $29 million. In addition, $37 million payable to the Québec government was recorded under the Act respecting Energy Efficiency and Innovation. These negative items were more than offset by decreases of $72 million and $67 million in depreciation and amortization expense and financial expenses, respectively.

ELECTRICITY SALES IN QUÉBEC BY CATEGORY

	Sales volume				Sales revenue
	2012	2012–2011 change		2012	2012–2011 change
Customer category	TWh	TWh	%	$M	$M	%
Residential and farm	62.3	(0.4)	(0.6)	4,481	(55)	(1.2)
Commercial and institutional	34.0	0.4	1.2	2,624	25	1.0
Industrial	65.9	(1.7)	(2.5)	3,010	(252)	(7.7)
Other	5.3	—	—	292	1	0.3
Total	167.5	(1.7)	(1.0)	10,407	(281)	(2.6)

FACTORS IN THE 2012–2011 CHANGE IN SALES BY CATEGORY

	Volume effects							Price effects			Total
	Baseload demand		Temperatures		February 29		Total	Rate adjustments	Other	Total
Customer category	TWh	$M	TWh	$M	TWh	$M	$M	$M	$M	$M	$M
Residential and farm	1.0	72	(1.7)	(116)	0.3	19	(25)	(22)	(8)	(30)	(55)
Commercial and institutional	0.3	10	—	—	0.1	8	18	(13)	20	7	25
Industrial	(1.9)	(104)	—	(3)	0.2	8	(99)	(9)	(144)	(153)	(252)
Other	—	5	—	(1)	—	1	5	—	(4)	(4)	1
Total	(0.6)	(17)	(1.7)	(120)	0.6	36	(101)	(44)	(136)	(180)	(281)

Electricity sales in Québec

Revenue from electricity sales totaled $10,407 million, a $281-million decrease compared to 2011, mainly due to the mild temperatures in 2012 as well as lower demand in the industrial sector, which was partly offset by higher demand from residential customers. Revenue from special contracts with certain large industrial customers in Québec decreased on account of aluminum prices and the exchange rate. Risks related to special contracts are absorbed by Hydro-Québec Production.

Sales volume totaled 167.5 TWh compared to 169.2 TWh in 2011, a 1.7-TWh decrease. On one hand, temperatures were mild in 2012 whereas they had been closer to normal in 2011, resulting in a 1.7-TWh or $120-million decrease. Temperatures therefore had a negative impact of $232 million in 2012, compared to $112 million in 2011. On the other hand, there was a 2.1-TWh or $109-million reduction in demand from industrial customers, which was partly offset by a 1.0-TWh or $72-million increase in demand from residential customers.

Other revenue

Other revenue increased by $259 million compared to 2011, due in part to the change in amounts recognized as revenue variances related to climate conditions and variances in the annual cost of native-load transmission service.

Revenue variances related to climate conditions correspond to differences between Hydro-Québec Distribution’s actual transmission and distribution revenue and the revenue forecasts established on the basis of the climate normal for rate application purposes. An amount of $122 million was recognized in this regard as receivable from customers in 2012, compared to $61 million in 2011, for a positive change of $61 million stemming from the fact that temperatures were mild in 2012, whereas they had been closer to normal in 2011.

Variances in the annual cost of native-load transmission service are the result of changes in cost that have not been taken into account in the setting of electricity rates. An amount of $17 million was recognized in this regard as payable to customers in 2012, compared to $46 million in 2011, for a positive change of $29 million.

Electricity purchases and transmission costs

Net electricity purchases increased by $21 million compared to 2011 because of an increase in electricity purchases from independent power producers as a result of the calls for tenders issued in 2003 and 2005 for the supply of 3,000 MW of wind energy. These purchases were mitigated by a decrease in electricity purchases from Hydro-Québec Production, mainly on account of the mild temperatures in 2012.

The cost of native-load transmission service decreased by $21 million in 2012. Hydro-Québec Distribution annually adjusts its transmission costs to factor in the recognition of Hydro-Québec TransÉnergie’s variance account for revenue from point-to-point transmission services. In 2012, a $10-million reduction was recorded in this regard, compared to a $47-million reduction in 2011, resulting in a negative change of $37 million.

Depreciation and amortization

Depreciation and amortization expense totaled $679 million, compared to $751 million in 2011. This $72-million decrease is mainly due to the revision, in 2012, of the useful life of certain distribution line and substation assets.

Investing activities

In 2012, Hydro-Québec Distribution’s investments in property, plant and equipment and intangible assets affecting cash totaled $874 million.

Of this amount, $336 million went toward handling the growth of the Québec customer base, including $183 million for new customer hookups. The division also invested $310 million in asset sustainment and $38 million to improve service quality, including $24 million for the distribution automation program, which will permit remote monitoring of equipment and improvements in system reliability indicators.

Hydro-Québec Distribution also invested $144 million in the Energy Efficiency Plan.

CONSTRUCTION

The Construction segment includes activities related to the projects carried out by Hydro-Québec Équipement et services partagés1 and by Société d’énergie de la Baie James (SEBJ).

Hydro-Québec Équipement et services partagés is responsible for construction and refurbishment projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may carry out certain projects outside Québec.

As engineering, construction and environmental specialists, Hydro-Québec Équipement et services partagés and SEBJ offer Hydro-Québec Production and Hydro-Québec TransÉnergie a variety of services needed for draft-design studies, impact assessments and other undertakings in the context of energy-related projects. These services include technical and scientific surveys, planning, cost estimates, design, architecture, geomatics and quality control.

Volume of activity

Hydro-Québec Équipement et services partagés and SEBJ carried out activities amounting to a total of $2,295 million in 2012, compared to $2,122 million the previous year. As in 2011, the high volume can be attributed to several large-scale projects. Work done for Hydro-Québec Production totaled $1,174 million, compared to $1,172 million in 2011, while work done for Hydro-Québec TransÉnergie totaled $1,090 million, compared to $920 million.

Main achievements

In 2012, Hydro-Québec Équipement et services partagés and SEBJ carried out power generation and transmission projects amounting to a total of $2,264 million, compared to $2,092 million in 2011. Work under way for Hydro-Québec Production includes construction of the Romaine complex, completion of the Eastmain-1-A/Sarcelle/Rupert project and the refurbishment of several facilities, such as Robert-Bourassa and Beauharnois generating stations. For Hydro-Québec TransÉnergie, the division continued work to connect the Romaine complex and to reinforce the grid supplying Bécancour industrial park. It also integrated output from seven wind farms contracted for by Hydro-Québec Distribution. In addition, it worked on upgrading various facilities in the main transmission system while pursuing other projects to increase transmission system capacity.

1              The operations of the Direction principale — Centre de services partagés are included under Corporate and Other Activities.

CORPORATE AND OTHER ACTIVITIES

This heading includes corporate activities, the Direction principale — Centre de services partagés and the Groupe — Technologie.

Results

Corporate and Other Activities recorded a net result of $111 million in 2012, comparable to the 2011 figure.

Corporate activities

Corporate activities consist of the Vice-présidence — Ressources humaines; financial services, which are provided by two departments; and the Groupe — Affaires corporatives et secrétariat général.

The Vice-présidence — Ressources humaines develops strategies, guidelines, frameworks, corporate programs and objectives in matters pertaining to human resources management, labor relations, compensation and employee benefits, organizational performance, health and safety, and skills development. Its mission includes providing certain products and services in these areas to the entire company. In addition, its mandate is to ensure that Management can count on optimum human resources conditions.

The Vice-présidence — Comptabilité et contrôle is responsible for overseeing financial, regulatory and management accounting frameworks as well as integrated business risk management. It also has the task of producing and analyzing our consolidated financial statements. Its other duties include financial planning, taxation, control, human resources—related financial transactions and disbursements related to accounts payable.

The Vice-présidence — Financement, trésorerie et caisse de retraite is in charge of meeting our financing requirements, managing our treasury and maintaining relations with Hydro-Québec bondholders and rating agencies. It also acts as trustee of Hydro-Québec’s pension fund. As at December 31, 2011, the date of the most recent valuation for funding purposes, the pension plan’s funding ratio was 99.4%, which means that the assets held are adequate to cover future pension costs. In 2012, Hydro-Québec’s pension fund had a 10.3% rate of return. Over a 10-year period, namely from 2003 to 2012, it posted an average annual return of 8.0%.

The Groupe — Affaires corporatives et secrétariat général provides support services and strategic consulting in the areas of communications, public affairs, environment, ethics as well as government and institutional relations. It is also responsible for services and expertise related to legal affairs as well as safety and security of persons and property. In addition, it coordinates strategic planning and our contribution to the electrification of ground transportation. The Secretary General assists the President and Chief Executive Officer in carrying out our mandate and acts as Secretary to the Board of Directors and the Board committees at Hydro-Québec and its subsidiaries.

Direction principale — Centre de services partagés

The Direction principale — Centre de services partagés, which is part of Hydro-Québec Équipement et services partagés, develops strategies, guidelines and frameworks pertaining to procurement and services common to the entire company. It provides divisions and corporate units with support services, at least cost and adapted to their needs, so that they can focus on their core activities. These services include procurement of goods and services, real estate management, document management, materials management as well as transportation, food and accommodation services.

Its revenue totaled $464 million in 2012, comparable to the $470 million recorded in 2011.

Groupe — Technologie

The Groupe — Technologie is composed primarily of the Direction principale — Télécommunications, the Direction principale — Technologie de l’information, Hydro-Québec’s research institute and the subsidiaries Hydro-Québec IndusTech and Hydro-Québec CapiTech. The group’s mandate is to ensure the integrated management of technological innovation and the optimal management of telecommunications and information system infrastructure. With this in mind, it has continued to implement an overall vision for systems governance, architecture and security in order to capitalize on the convergence of technologies and thereby contribute to improving our overall performance.

In the area of technological innovation, we are interested, among other things, in battery materials, which are crucial to the development of electric mobility. In 2012, Hydro-Québec and its partners granted sublicences to use lithium metal phosphates (LMP) to the German corporation BASF and the Belgian company Prayon. A licence was also granted to Bathium Canada to use LMP in the manufacturing of lithium-metal-polymer batteries.

Direction principale — Télécommunications and Direction principale — Technologie de l’information

The Direction principale — Télécommunications and the Direction principale — Technologie de l’information enhance the efficiency of all divisions and corporate units by offering technology solutions in line with our business priorities.

In 2012, these two units posted revenue of $576 million, compared to $557 million in 2011.

Research institute

Our research institute, IREQ, provides technical assistance to the divisions and carries out technological innovation projects to support their operations and ensure our long-term development. We allocate approximately $100 million annually to IREQ’s activities.

Hydro-Québec IndusTech

The mission of Hydro-Québec IndusTech is to partner with the private sector in industrializing and marketing technologies resulting from our research activities. Notably, it is responsible for TM4, a company active in the field of electric powertrain systems. In 2012, a joint venture held in equal shares by TM4 and Prestolite Electric Beijing was launched to manufacture and market TM4-designed motors in China and other southeast Asian countries. In addition, a partnership between TM4 and Bombardier Recreational Products (BRP) will permit the development of an electric propulsion system for BRP’s light recreational vehicles, including the Can-Am Spyder hybrid roadster.

Investing activities

In 2012, the Groupe — Technologie’s investments totaled $109 million, of which $100 million was earmarked for maintaining asset quality, $6 million for development activities, and $3 million for meeting growth in demand.

INTEGRATED BUSINESS RISK MANAGEMENT

For a number of years, we have applied an integrated business risk management process that is now part of our ongoing activities. This process is supported by various control, communication and assessment mechanisms that enable us to monitor risk developments on a dynamic basis.

Our divisions and corporate units are central to the process. As part of their ongoing activities, they manage the risks to which they are exposed and reassess them on a regular basis, daily in some cases. In concrete terms, each division or corporate unit must determine and assess its main risks and then develop and apply mitigation measures to ensure that residual business risks are at a level acceptable to us. During the annual planning process, this exercise results in a consolidated portfolio of residual business risks. This consolidated portfolio is presented to the Board of Directors with the Business Plan, which includes an analysis of the sensitivity of the net result to the principal risks. The divisions and corporate units report on their risk management activities and follow-up to the Management Committee, which acts as a risk management committee to provide overall monitoring of business risks.

FINANCIAL RISKS

In the course of our operations, we carry out transactions that expose us to certain financial risks, such as market, credit and liquidity risk. Rigorous follow-up and the adoption of strategies that include the use of derivative instruments considerably reduce exposure to such risks and their impact on results.

Market risk

Our results are subject to different types of market risk associated mainly with fluctuations in the Canadian dollar’s exchange rate compared to the U.S. dollar as well as fluctuations in interest rates and aluminum prices. Exchange rate fluctuations affect revenue from sales denominated in U.S. dollars as well as the cost of U.S. dollar—denominated debt and swaps. Interest rate fluctuations affect financial expenses, pension costs and the authorized return on equity of regulated divisions. Aluminum price fluctuations have an impact on revenue from special contracts with certain large industrial customers in Québec.

The three types of market risk are subject to active integrated management, in particular through derivative financial products. The purpose of such management is to limit the impact of market risk on our short-term results, according to strategies and criteria established based on our risk tolerance. Furthermore, we can count on certain offsetting factors that mitigate our market risk over the medium and long term. For example, we hold debt and swaps denominated in U.S. dollars as a hedge against sales in that currency. The effect of exchange rate fluctuations on sales is thus offset by exchange gains or losses on debt in U.S. dollars. There is also an offsetting effect between the impact of a general increase or decrease in interest rates on financial expenses, on the one hand, and the impact of such an increase or decrease on pension costs and the authorized return on equity of regulated divisions, on the other.

Credit risk

Credit risk is the risk that a counterparty may not meet its contractual obligations. We are exposed to credit risk related to receivables through ongoing energy sales in Québec. These sales are billed at rates that provide for cost recovery according to conditions approved by the Energy Board. We are also exposed to credit risk related to the cash equivalents, short-term investments and derivative instruments traded with financial institutions and other issuers and, to a lesser extent, with North American energy companies under Hydro-Québec Distribution supply contracts and Hydro-Québec Production energy transactions on markets outside Québec.

Exposure to credit risk is mitigated by the implementation of limits and frameworks for risk concentration and level of exposure by counterparty. To ensure compliance with such limits and frameworks, we take a proactive approach based on various controls and monitoring reports. These enable us to react quickly to any event that could have an impact on the financial condition of our counterparties. In addition, we generally do business with counterparties that have a high credit rating. We also enter into agreements to limit the market value of the main portfolios of derivative instruments.

Liquidity risk

Liquidity risk is the risk that a company may have difficulty meeting commitments related to its financial liabilities. This type of risk may translate into difficulties in accessing sources of financing for its investment program.

Our liquidity risk is mitigated by several factors, including substantial cash flows from operating activities, access to a preauthorized standby credit facility and a diversified portfolio of highly liquid financial instruments. Given the mitigation measures in place, we consider our level of exposure to liquidity risk to be low.

OPERATIONAL RISKS

Generation

One of the principal uncertainties that we face relates to natural water inflows. Hydro-Québec Production must ensure that it is able to meet its commitments to supply the annual heritage pool of 165 TWh to Hydro-Québec Distribution and fulfill its contractual obligations. In concrete terms, this means being able to cover a natural inflow deficit of 64 TWh over two consecutive years, and 98 TWh over four consecutive years. To meet this requirement, the division applies a variety of mitigation measures and closely monitors them. It therefore manages its reservoir storage on a multiyear basis and maintains an adequate margin between its generating capacity and its commitments. This allows the division to compensate for variations in runoff, replenish its reserves or take advantage of business opportunities. We regularly report to the Energy Board on the generating capacity and energy reserve of Hydro-Québec Production.

In addition to runoff uncertainties, Hydro-Québec Production’s export activities on wholesale markets are subject to market risk and the risk of unavailability of generating and transmission equipment. Market risk results from fluctuations in electricity and fuel prices, and is mitigated by ongoing monitoring of trends in wholesale markets and the use of hedging derivative instruments. The risk of unavailability of generating and transmission equipment is maintained at a level deemed acceptable through maintenance and upgrade programs.

The risks related to Hydro-Québec Production’s export activities are quantified in an integrated fashion by a team of specialists that is independent of the group carrying out the transactions. This team sees to the application of controls, presents daily reports to Senior Management and ensures compliance with the limits approved by Management and the Board of Directors.

Transmission

Several factors, such as extreme weather and equipment failure, may cause service interruptions or result in the unavailability of part of the transmission system. The multifaceted strategy adopted by Hydro-Québec TransÉnergie to prevent these problems includes implementing the standards of the North American Electric Reliability Corporation and the Northeast Power Coordinating Council, as well as measures to maintain and improve transmission facilities and extend their useful life. In 2007, the Energy Board confirmed the reliability expertise of Hydro-Québec TransÉnergie by designating its Direction — Contrôle des mouvements d’énergie, the unit responsible for system control, as Reliability Coordinator for Québec.

Hydro-Québec TransÉnergie must ensure adequate transmission capacity to supply Hydro-Québec Distribution and other customers, as well as transmission system security and reliability. To do so, the division relies, notably, on a strategy of ensuring long-term operability of transmission assets and on optimal management of annual peak load.

Distribution

Hydro-Québec Distribution’s activities are subject to uncertainty related to fluctuations in demand (under normal climate conditions) due to the economic and energy situation, which have an impact on results. When demand is lower than the forecasts made in the rate case, the division cannot recover from customers all the costs related to power distribution and power transmission through the Hydro-Québec TransÉnergie system. To counter the impact of this risk, the division constantly fine-tunes its method of forecasting demand for electricity.

In addition, Hydro-Québec Distribution applies a series of measures to ensure long-term operability of the distribution system, and hence service quality. These measures include compliance with applicable standards for overhead and underground systems, the implementation of an asset maintenance program and a strategy for asset renewal, as well as vegetation control.

In order to promote better energy use, the division is also pursuing its efforts in the area of energy efficiency.

Construction

One of the principal risks that Hydro-Québec Équipement et services partagés must deal with is pressure on project costs, due to such factors as the rising cost of labor in the construction industry, higher prices for certain materials or products (such as petroleum products) and events that affect project schedules.

There is also a risk related to the quality and delivery time for components, especially when they are manufactured outside Canada. In addition, the ongoing consolidation of electrical equipment suppliers could affect the medium- and long-term price or availability of such equipment.

Regarding construction time, the division makes respecting schedules a top priority despite the constraints inherent in large-scale capital projects. This is particularly important in the current context of the construction industry in Québec, in which the implementation of legislative and regulatory measures could have an impact on workflows and on our ability to deal with certain suppliers. An active monitoring process and contingency measures have been put in place to mitigate the most probable potential impacts of this situation.

To meet its commitments and continue to apply high quality and safety standards, Hydro-Québec Équipement et services partagés has implemented a number of measures that reduce its risk exposure. Specifically, the division closely monitors project schedules, costs and the main deliverables, an approach that enables it to ensure that projects are progressing as planned and take any necessary corrective action. In addition, it maintains ongoing relations with the relevant organizations and government departments to stay abreast of future amendments to laws and regulations that could affect construction costs and deadlines, among other things. It also monitors key indicators for trends in prices and the rate of activity in the construction industry. Finally, it develops procurement strategies that promote competition and maintaining expertise in most markets, and it adjusts its project completion strategies according to economic conditions, in consultation with its customers.

Corporate and Other Activities

Environmental protection and conservation are among our central concerns. The majority of activities that have a significant impact on the environment are governed by an ISO 14001—certified environmental management system. In addition, every year, we review our management of environmental issues and detail them in our Sustainability Report.

We are also concerned with information security and the risks associated with confidentiality and with the loss of availability or integrity of systems and data as a result of a malicious act, error or natural disaster. We regularly assess how well our information systems are protected against threats and implement the necessary security measures. These measures include an information and communication technology security program, an antivirus expertise centre, a process for anticipating security threats, Internet filtering, a security monitoring centre, managing of identities and access, and managing of incidents and vulnerabilities.

Finally, we have a corporate emergency response plan to ensure the continuity of our operations and our mission in case of an exceptional event. The corporate plan integrates the emergency response plans and activities of the business units with the aim of strengthening and improving coordination of the efforts of all internal and external responders, including public authorities.

SUMMARY OF CERTAIN MATERIAL DIFFERENCES BETWEEN CANADIAN GAAP AND US GAAP

BACKGROUND

Our Consolidated Financial Statements are prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”), as presented in Part V of the Canadian Institute of Chartered Accountants Handbook, which differ in many instances from accounting principles generally accepted in the United States (“US GAAP”). As well, some accounting practices under both Canadian GAAP and US GAAP applicable to regulated entities, such as us, differ from accounting practices otherwise applied by unregulated companies (see “Notes 1 and 2 to the 2012 Consolidated Financial Statements”). The material differences between Canadian GAAP and US GAAP in relation to our 2012 Consolidated Financial Statements are summarized below; this discussion does not include disclosure differences. The matters discussed below have not been audited and do not necessarily include all applicable differences between Canadian GAAP and US GAAP. The following summary should be read in conjunction with our 2012 Consolidated Financial Statements.

JOINT VENTURES

Under Canadian GAAP, interests in joint ventures are accounted for using the proportionate consolidation method, whereas under US GAAP, they are accounted for using the equity method. This results in reclassification in the captions in the consolidated balance sheets and the consolidated statements of operations, cash flows and comprehensive income, but these reclassifications would have no impact on net income and shareholder’s equity.

FOREIGN CURRENCY TRANSLATION

Under Canadian GAAP, exchange gains or losses resulting from the translation of long-term monetary items are included in the consolidated statement of operations. When such items are designated as hedges of future revenue streams in U.S. dollars, related exchange gains or losses are deferred to the year such sales are made when conditions to use hedge accounting are met and they are documented as cash-flow hedging relationship.

Under US GAAP, firmly committed sales may be designated as a hedged item if hedged by a non-derivative financial instrument and must be in a fair-value hedging relationship. Thus, since we have not documented the fair-value hedge for US GAAP purposes, related exchange gains or losses resulting from the translation of long-term monetary items would have been included in the consolidated statement of operations.

DEFINED BENEFIT PENSION AND OTHER POST-RETIREMENT BENEFIT PLANS

Under Canadian GAAP, the accrued benefit asset or liability of defined benefit pension and post-retirement benefit plans, presented in the consolidated balance sheet, consists of the cumulative difference between the benefit cost of the period and the employer’s contributions. The unamortized actuarial gains or losses, unamortized past service costs, unamortized transitional asset or obligation as well as yearly changes in the funded status are presented in the notes to the consolidated financial statements.

Under US GAAP, an entity should recognize the over-funded or under-funded status of defined benefit pension and post-retirement benefit plans as an asset or liability in the consolidated balance sheet. The unamortized actuarial gains or losses, unamortized past service costs and unamortized transitional asset or obligation would be presented under accumulated other comprehensive income. Actuarial gains and losses and prior service costs and credits that arise during the period would be recognized as a component of other comprehensive income.

DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES INCLUDING ENERGY DERIVATIVES

Under Canadian GAAP, an entity may assume that there is no ineffectiveness in a hedge of interest rate risk involving a recognized interest-bearing asset or liability and an interest rate swap when certain conditions exist. The same assumption applies to certain cross-currency swaps. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select the beginning of a fiscal year ending no later than March 31, 2004 as its transition date.

Under US GAAP, an entity may not assume that there is no ineffectiveness in a hedge of cross-currency swaps. For these hedging relationships, the effectiveness must be assessed and measured on a regular basis. Also, contracts that meet the definition of an embedded derivative instrument are separated from the host contract and accounted for as a derivative instrument at fair value. At the date of initial application, an entity must choose to either separate all embedded derivative instruments from their host contract or select January 1, 1998 or January 1, 1999 as a transition date and recognize only those derivatives embedded in hybrid instruments issued, acquired or substantively modified by the entity on or after the selected transition date.

INDEPENDENT AUDITORS’ REPORT

To the Minister of Finance of Québec:

REPORT ON CONSOLIDATED FINANCIAL STATEMENTS

We have audited the accompanying consolidated financial statements of Hydro-Québec, which comprise the consolidated balance sheets as at December 31, 2012 and 2011, and the consolidated statements of operations, retained earnings, cash flows and comprehensive income for each of the years in the three-year period ended December 31, 2012, and the notes, comprising a summary of significant accounting policies and other explanatory information.

Management’s responsibility for the consolidated financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles, and for such internal control as Management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with Canadian generally accepted auditing standards. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by Management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained in our audits is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these consolidated financial statements present fairly, in all material respects, the consolidated financial position of Hydro-Québec as at December 31, 2012 and 2011, and its consolidated results of operations and its consolidated cash flows for each of the years in the three-year period ended December 31, 2012, in accordance with Canadian generally accepted accounting principles.

REPORT ON OTHER LEGAL AND REGULATORY REQUIREMENTS

As required by the Auditor General Act (R.S.Q., c. V-5.01), we report that, in our opinion, for the year ended December 31, 2012, these principles have been applied on a basis consistent with that of the preceding year.

/s/ KPMG LLP[1]	/s/ Ernst & Young LLP[2]	/s/ Michel Samson, CPA auditor, CA
Acting Auditor General of Québec

Montréal, Québec

February 22, 2013

1.   CPA auditor, CA, public accountancy permit No. A120220

2.   CPA auditor, CA, public accountancy permit No. A109499

CONSOLIDATED FINANCIAL STATEMENTS

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31 In millions of Canadian dollars	Notes	2012	2011	2010

Revenue	3	12,228	12,245	12,269
Expenditure
Operations		2,356	2,410	2,424
Electricity and fuel purchases		1,283	1,154	1,282
Depreciation and amortization	4	2,415	2,603	2,559
Taxes	5	997	864	906
		7,051	7,031	7,171
Operating result		5,177	5,214	5,098
Financial expenses	6	2,441	2,528	2,555
Result from continuing operations		2,736	2,686	2,543
Discontinued operations	7
Operating result		(59)	(75)	(28)
Write-off of property, plant and equipment under construction		(990)	—	—
Impairment of nuclear generating station assets		(827)	—	—
Result from discontinued operations		(1,876)	(75)	(28)
Net result		860	2,611	2,515

CONSOLIDATED STATEMENTS OF RETAINED EARNINGS

Years ended December 31 In millions of Canadian dollars	Note	2012	2011	2010

Balance, beginning of year		14,618	13,965	13,336
Net result		860	2,611	2,515
		15,478	16,576	15,851
Dividend	18	645	1,958	1,886
Balance, end of year		14,833	14,618	13,965

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED BALANCE SHEETS

As at December 31 In millions of Canadian dollars	Notes	2012	2011

ASSETS
Current assets
Cash and cash equivalents		2,183	1,377
Short-term investments		609	1,102
Accounts receivable and other receivables	16	1,838	1,744
Derivative instruments	16	1,052	1,322
Regulatory assets	2	22	18
Materials, fuel and supplies		178	236
		5,882	5,799
Property, plant and equipment	8	57,174	56,901
Intangible assets	9	2,241	2,187
Investments	10	134	124
Derivative instruments	16	1,269	1,313
Regulatory assets	2	18	21
Other assets	11	3,799	3,292
		70,517	69,637
LIABILITIES
Current liabilities
Borrowings		19	52
Accounts payable and accrued liabilities		2,078	2,099
Dividend payable	18	645	1,958
Accrued interest		835	862
Asset retirement obligations	12	178	12
Derivative instruments	16	663	261
Current portion of long-term debt	13	694	1,025
		5,112	6,269
Long-term debt	13	42,555	40,744
Asset retirement obligations	12	774	528
Derivative instruments	16	1,816	2,098
Other long-term liabilities	14	1,003	883
Perpetual debt	15	275	281
		51,535	50,803
EQUITY	18
Share capital		4,374	4,374
Retained earnings		14,833	14,618
Accumulated other comprehensive income		(225)	(158)
		14,608	14,460
		18,982	18,834
		70,517	69,637
Commitments and contingencies	22

The accompanying notes are an integral part of the consolidated financial statements.

On behalf of the Board of Directors,

/s/ Jacques Leblanc	/s/ Michael L. Turcotte
Chair of the Audit Committee	Chairman of the Board

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31 In millions of Canadian dollars	Notes	2012	2011	2010

Operating activities
Net result		860	2,611	2,515
Adjustments to determine net cash flows from operating activities
Depreciation and amortization	4	2,429	2,623	2,565
Amortization of premiums, discounts and issue expenses related to debt securities		286	148	127
Write-off of property, plant and equipment under construction	7	990	—	—
Impairment of nuclear generating station assets	7	827	—	—
Other		(95)	107	(143)
Change in non-cash working capital items	20	(94)	170	153
Net change in accrued benefit assets and liabilities	21	(435)	(498)	(569)
		4,768	5,161	4,648
Investing activities
Additions to property, plant and equipment		(3,673)	(3,508)	(3,916)
Additions to intangible assets		(259)	(306)	(304)
Cash receipts from the government reimbursement for the 1998 ice storm		8	7	9
Disposal of investments		—	—	10
Net disposal of short-term investments		506	128	891
Other		97	(4)	8
		(3,321)	(3,683)	(3,302)
Financing activities
Issuance of long-term debt		2,327	4,574	1,593
Repayment of long-term debt		(1,326)	(2,867)	(1,083)
Cash receipts arising from credit risk management	16	5,320	3,898	2,322
Cash payments arising from credit risk management	16	(4,962)	(3,933)	(2,374)
Net change in borrowings		(38)	31	(22)
Dividend paid		(1,958)	(1,886)	(2,168)
Other		(2)	(2)	(2)
		(639)	(185)	(1,734)
Foreign currency effect on cash and cash equivalents		(2)	4	(4)
Net change in cash and cash equivalents		806	1,297	(392)
Cash and cash equivalents, beginning of year		1,377	80	472
Cash and cash equivalents, end of year		2,183	1,377	80
Supplementary cash flow information	20

The accompanying notes are an integral part of the consolidated financial statements.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

Years ended December 31 In millions of Canadian dollars	2012	2011	2010

Net result	860	2,611	2,515
Other comprehensive income
Change in deferred gains (losses) on items designated as cash flow hedges	192	(113)	(38)
Reclassification to operations of deferred gains on items designated as cash flow hedges	(259)	(272)	(444)
	(67)	(385)	(482)
Comprehensive income	793	2,226	2,033

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years ended December 31, 2012, 2011 and 2010

Amounts in tables are in millions of Canadian dollars, unless otherwise indicated.

Under the provisions of the Hydro-Québec Act, Hydro-Québec is mandated to supply power and to pursue endeavors in energy-related research and promotion, energy conversion and conservation, and any field connected with or related to power or energy. Hydro-Québec is required, in particular, to supply a base volume of up to 165 TWh a year of heritage pool electricity for the Québec market, as set out in the Act respecting the Régie de l’énergie. As a government corporation, Hydro-Québec is exempt from paying income taxes in Canada.

Note 1                                                            Significant Accounting Policies

In September 2010, the Canadian Accounting Standards Board (AcSB) authorized rate-regulated entities to defer the adoption of International Financial Reporting Standards (IFRS) until January 1, 2012, or the beginning of the first fiscal year starting after that date. In May 2012, the AcSB granted these entities an optional one-year extension to make the changeover to IFRS. Since Hydro-Québec was entitled to exercise these deferral rights, it opted to prepare its 2012 and 2011 financial statements in accordance with Canadian generally accepted accounting principles as set forth in Part V of the Canadian Institute of Chartered Accountants Handbook, “Pre-Changeover Accounting Standards” (Canadian GAAP). In October 2012, the AcSB granted rate-regulated entities an additional one-year extension to make the changeover to IFRS. Consequently, Hydro-Québec could decide to present its 2013 financial statements in accordance with Canadian GAAP.

Hydro-Québec’s consolidated financial statements also reflect the decisions of the Régie de l’énergie (the “Régie”). These decisions may affect the timing of the recognition of certain transactions in the consolidated operations, resulting in the recognition of regulatory assets and liabilities, which Hydro-Québec considers it is likely to recover or settle subsequently through the rate-setting process.

REGULATION

The Act respecting the Régie de l’énergie grants the Régie exclusive authority to determine or modify the rates and conditions under which electricity is transmitted and distributed by Hydro-Québec. Hydro-Québec’s electricity transmission and distribution activities in Québec are therefore regulated. Under this legislation, rates are set by reasoned decision of three commissioners after public hearings. Moreover, the Act stipulates that rates are determined on a basis that allows for recovery of the cost of service plus a reasonable return on the rate base.

The Régie and Hydro-Québec are both part of the Québec government reporting entity. However, the Régie is an independent, quasi-judicial economic regulatory agency accountable to the National Assembly of Québec through the Minister of Natural Resources.

In decision D-2012-021, the Régie authorized changes to certain accounting policies applied by the Transmission Provider and the Distributor for rate-setting purposes, effective in 2012, in order to ensure compliance with IFRS. These changes concern the recognition of asset retirement obligations according to IAS 37, Provisions, Contingent Liabilities and Contingent Assets, and IFRIC 1, Changes in Existing Decommissioning, Restoration and Similar Liabilities, and the recognition of employee benefits according to IAS 19, Employee Benefits. In addition, the net amount of accrued benefit assets and liabilities is no longer included in the rate base.

Transmission

Hydro-Québec’s power transmission rates for 2012, 2011 and 2010 were determined in Régie decisions D-2012-066, D-2011-061 and D-2010-041, respectively, and became effective on January 1, 2012, January 1, 2011 and January 1, 2010, respectively. The authorized return on the rate base was set at 6.84% in 2012, 7.21% in 2011 and 7.44% in 2010, assuming a capitalization with 30% equity.

Distribution

Hydro-Québec’s electricity rates were determined in decisions D-2012-035, D-2011-036 and D-2010-035, in which the Régie authorized an across-the-board rate reductions of 0.45% and 0.41% and granted an across-the-board rate increase of 0.35%, effective April 1, 2012, April 1, 2011 and April 1, 2010, respectively. The authorized return on the rate base was set at 6.80% in 2012, 7.26% in 2011 and 7.54% in 2010, assuming a capitalization with 35% equity.

Note 1                                                            Significant Accounting Policies (continued)

SCOPE OF CONSOLIDATION

The consolidated financial statements include the accounts of Hydro-Québec, its subsidiaries and its joint ventures as well as those of variable interest entities where Hydro-Québec is the primary beneficiary. Interests in joint ventures are accounted for using the proportionate consolidation method.

USE OF ESTIMATES

The preparation of financial statements in accordance with Canadian GAAP requires that Management make estimates and assumptions that affect the amounts recognized as assets and liabilities, the disclosures regarding contingent assets and liabilities at the date of the consolidated financial statements and the amounts recognized as revenue and expenditure for the years at issue. The estimates relate, among other things, to revenue, which includes estimated amounts for electricity delivered but not billed; the useful life of property, plant and equipment and intangible assets for calculating the depreciation and amortization expense; cash flows; the expected timing of payments; and the discount rates used to determine asset retirement obligations and employee future benefits. These rates are based on actuarial and economic assumptions. Actual results could differ from those estimates and such differences could be significant.

REVENUE

Substantially all the revenue comes from electricity sales. Revenue from these sales is recognized on delivery. Revenue also includes certain amounts that Hydro-Québec is entitled to receive from customers or is required to pay to them in the future. These amounts relate, among other things, to the supply of electricity in excess of the heritage pool, to transmission services and to climate conditions. These items give rise to financial assets and liabilities that are reported in Accounts receivable and other receivables and Other assets or in Accounts payable and accrued liabilities and Other long-term liabilities, based on their maturities, which range from one to five years.

Other revenue is recognized on delivery of the goods or services.

FOREIGN CURRENCY TRANSLATION

Self-sustaining foreign operations

The financial statements of foreign operations that are self-sustaining in terms of financial and operational management are translated according to the current rate method using the foreign currency as the measuring unit. Under this method, assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and revenue and expenditure are translated at the average exchange rate in effect during the period. The exchange gains or losses resulting from the translation of the financial statements of these foreign operations are presented in Accumulated other comprehensive income under Equity on the balance sheet.

Integrated foreign operations and foreign currency transactions

In the case of foreign operations that are integrated in terms of financial and operational management, as well as foreign currency transactions, accounts stated in foreign currencies are translated according to the temporal method. Under this method, monetary assets and liabilities are translated into Canadian dollars at the exchange rate in effect at the balance sheet date, and non-monetary items are translated at the historical exchange rate. Revenue and expenditure arising from foreign currency transactions are translated into Canadian dollars at the exchange rate in effect at the transaction date. The exchange gains or losses resulting from the translation of monetary items are included in operations, unless they relate to hedging items for future sales in U.S. dollars, in which case they are recognized in Other comprehensive income until the period in which such sales are made.

Note 1                                                             Significant Accounting Policies (continued)

FINANCIAL INSTRUMENTS

Financial instruments are measured at fair value on initial recognition. Their measurement in subsequent periods and the recognition of any changes in fair value depend on the category in which they are classified.

The following table presents the classification of financial instruments in the various categories:

Category	Financial Instruments

Financial assets and liabilities held for trading
Designated	Cash and cash equivalents
Classified	Derivative instruments

Available-for-sale financial assets	Short-term investments

Loans and receivables	Accounts receivable and other receivables Government reimbursement for the 1998 ice storm, presented in Other assets Receivables presented in Other assets

Other financial liabilities

Borrowings
Accounts payable and accrued liabilities
Dividend payable
Accrued interest
Current portion of long-term debt
Long-term debt
Accounts payable presented in Other long-term liabilities
Perpetual debt

Financial assets and liabilities are offset when certain criteria are met. The net amount is therefore reported in the balance sheet when Hydro-Québec has a legally enforceable right to set off the recognized amounts and it intends either to settle on a net basis, or to realize the asset and settle the liability simultaneously.

Moreover, futures or forward contracts on non-financial items that can be settled on a net basis are recorded at the date of settlement if there is a probability of receipt or delivery in accordance with expected requirements.

Financial assets and liabilities held for trading are recorded at fair value at the balance sheet date. Changes in fair value are recognized in operations for the period in which they occur, except in the case of derivative instruments designated as hedges in a cash flow hedging relationship.

Available-for-sale financial assets are recorded at fair value at the balance sheet date. Changes in fair value are recorded in Other comprehensive income until they are realized, at which time they are reclassified to operations. Interest on these assets, calculated using the effective interest method, is recognized in operations.

Loans and receivables, less any impairment losses, as well as other financial liabilities are measured at amortized cost using the effective interest method. Amortized cost includes transaction costs, premiums and discounts, if applicable. Interest is recognized in operations.

As part of its integrated business risk management, Hydro-Québec uses various financial instruments to manage its market risk, consisting of currency risk, interest rate risk and risk resulting from fluctuating aluminum and energy prices. Hydro-Québec applies cash flow or fair value hedge accounting to the eligible hedging relationships. It formally documents all relationships between hedging instruments and hedged items. This process involves associating all derivative instruments with specific assets and liabilities on the balance sheet, or with probable anticipated transactions. Hydro-Québec also measures the effectiveness of hedging relationships initially and then monthly thereafter. In addition, for hedges of anticipated transactions, it regularly assesses the probability of the occurrence of those transactions designated as hedged items.

Note 1                                                             Significant Accounting Policies (continued)

In the case of a cash flow hedge, the effective portion of changes in the fair value of an instrument designated as a hedge is recognized under Other comprehensive income, while the ineffective portion is immediately recognized in operations, under the line item affected by the hedged item. Amounts included in Accumulated other comprehensive income are reclassified to operations, also under the line item affected by the hedged item, during the periods in which the change in cash flows attributable to the hedged item affects operations. If a derivative instrument no longer satisfies hedging conditions or is sold or liquidated, or if Hydro-Québec terminates its designation as a hedging item, hedge accounting ceases to be applied on a prospective basis. Previously recognized gains and losses continue to be carried forward to be recognized in operations during the same periods as the hedged item. If the hedged item ceases to exist, the gains or losses carried forward are immediately reclassified to operations.

In the case of a fair value hedge, changes in the fair value of the derivative instrument, including those related to the ineffective portion of the hedge, are recognized in operations under the line item affected by the hedged item. Offsetting changes in the fair value of the hedged item attributable to the hedged risk are recognized as adjustments to the hedged item’s carrying amount and are offset against operations.

In addition, an embedded derivative must be separated from its host contract and recognized at fair value on the balance sheet if certain conditions are met. Hydro-Québec has opted to apply this accounting treatment to all host contracts issued, acquired or substantively amended on or after January 1, 2003.

Hydro-Québec must classify the fair value measurements of financial instruments according to a three-level hierarchy, based on the type of inputs used in making these measurements:

•          Level 1:   Quoted prices on active markets for identical instruments;

•          Level 2:   Significant inputs and value drivers that are observable on markets; and

•          Level 3:   One or more significant inputs or value drivers that are not observable market data.

Cash, cash equivalents, short-term investments and derivative instruments are recognized at fair value. Fair value is the amount of the consideration that would be agreed upon in an arm’s-length transaction between knowledgeable, willing parties who are under no compulsion to act. Cash equivalents consist of investments with a maturity of three months or less from the date of acquisition. Investments with a maturity of more than three months are presented in Short-term investments.

Except for cash and measurements of exchange-traded derivative instruments, which are Level 1 measurements, fair value measurements for financial instruments are Level 2 measurements. These measurements are obtained by discounting future cash flows, which are estimated on the basis of the spot rates or the forward rates or prices (foreign exchange rates, interest rates, and aluminum or energy prices) in effect on the balance sheet date and take into account the credit risk assessment. The valuation techniques make use of observable market data.

MATERIALS, FUEL AND SUPPLIES

Inventories of materials, fuel and supplies are valued at the lower of cost and net realizable value. Cost is determined by the weighted average cost method.

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are carried at cost, which comprises materials, labor, other costs directly related to construction activities, and financial expenses capitalized during construction. Property, plant and equipment also include draft-design costs for projects whose technical feasibility has been demonstrated, whose profitability has been estimated, and for which Management deems that it will in all likelihood have the necessary resources for completion. The discounted value of retirement obligations related to property, plant and equipment is added to the carrying amount. Moreover, contributions from third parties are applied against the cost of the related property, plant and equipment.

Financial expenses capitalized to property, plant and equipment under construction are determined using the average cost of Hydro-Québec’s long-term debt. When the property, plant and equipment under construction relate to regulated transmission and distribution activities, such financial expenses take return on equity into account. The portion that corresponds to return on equity is included in Revenue in the consolidated operations.

Note 1                                                             Significant Accounting Policies (continued)

Property, plant and equipment are depreciated over their useful life, using the straight-line method, starting in the month following the date of commissioning. The depreciation periods for the principal categories of property, plant and equipment are as follows:

Hydraulic generation	40 to 120 years
Thermal generation	15 to 50 years
Nuclear generation	15 to 50 years
Transmission substations and lines	30 to 70 years
Distribution substations and lines	25 to 60 years
Other property, plant and equipment	5 to 50 years

When property, plant and equipment are retired, their cost, net of accumulated depreciation and salvage value, is recognized in operations for the year.

Maintenance and repair costs are recognized in operations when incurred.

INTANGIBLE ASSETS

Intangible assets are recorded at cost. Financial expenses are capitalized over the development period.

The costs related to the Energy Efficiency Plan (EEP), and internally developed computer software and development costs are capitalized when they meet capitalization criteria.

Intangible assets with an indefinite useful life are not amortized. These assets are tested for impairment annually or more frequently if events indicate a potential impairment loss. The excess of the carrying amount over the fair value is recognized in operations for the period in which the impairment is determined.

Intangible assets with a finite useful life, namely the EEP, software and licences, development costs and patents, are amortized over their useful life according to the straight-line method over the following periods:

EEP	10 years
Software and licences	3 to 10 years
Development costs	5 years
Patents	20 years

IMPAIRMENT OF LONG-LIVED ASSETS

Hydro-Québec reviews the carrying amount of its property, plant and equipment and its amortizable intangible assets whenever events or changes in circumstances indicate that the expected undiscounted net cash flows could be lower than the carrying amount of the property and assets. An impairment loss corresponding to the amount by which the carrying amount exceeds fair value is recognized, if applicable.

INVESTMENTS

Investments in companies over which Hydro-Québec can exercise significant influence are accounted for on an equity basis. These investments are initially recognized at cost, and the carrying amount is increased or decreased by an amount equal to Hydro-Québec’s share of the changes in the investees’ net assets after the date of acquisition. Hydro-Québec’s share of the investees’ operations is recognized in the net result. Dividends received from the investees are applied against the carrying amount of the investment.

Note 1                                                            Significant Accounting Policies (continued)

EMPLOYEE FUTURE BENEFITS

Hydro-Québec offers all its employees a contributory defined-benefit pension plan based on final pay, as well as other post-retirement and post-employment benefits.

The cost of pension benefits and other post-retirement benefits provided in exchange for current service is calculated according to the projected benefit method prorated on years of service. It is determined using a discount rate and is based on Management’s best estimates, in particular concerning the expected return on plan assets, salary escalation, the increase in health care costs, and employees’ retirement ages. Plan assets are measured at fair value at the balance sheet date.

In order to establish the cost of benefits and its employee future benefit obligations, Hydro-Québec has adopted the following policies:

•          The discount rate is based on the average rate of the interest rate curve on the measurement date of high-quality Canadian corporate bonds and takes into account the expected cash flows associated with the accrued benefit obligations.

•          Past service costs arising from plan amendments and transitional balances relating to the pension plan and post-retirement benefits as at January 1, 1999, are amortized using the straight-line method over periods not exceeding active employees’ average remaining years of service, which was 12 years as at January 1, 2012, 2011 and 2010.

•          Amortization of actuarial gains or losses is recognized in operations for the year if the unamortized net actuarial gain or loss at the beginning of the year exceeds 10% of the value of the accrued benefit obligations or 10% of the market-related value of the plan assets, whichever is greater. The amortization corresponds to the excess divided by active employees’ average remaining years of service.

•          The expected return on pension plan assets is based on a market-related value determined by using a five-year moving average value for equity securities and by measuring other asset classes at fair value.

ASSET RETIREMENT OBLIGATIONS

Hydro-Québec accounts for asset retirement obligations in the period in which the legal obligations with respect thereto arise, provided that a reasonable estimate of their fair value can be made. The corresponding costs of asset retirement are added to the carrying amount of the related long-lived asset and are amortized over its useful life. In subsequent financial years, any change due to the passage of time is recognized in operating expenses for the current year (accretion expense) and the corresponding amount is added to the carrying amount of the liability. Changes resulting from revisions to the timing or the amount of the undiscounted cash flows are recognized as an increase or decrease in the carrying amount of the liability arising from asset retirement obligations, and the related asset retirement cost is capitalized as part of the carrying amount of the related asset.

The cash flows required to settle asset retirement obligations are estimated on the basis of studies that use various assumptions concerning the methods and timing to be adopted for the retirement. Hydro-Québec periodically reviews the measurement of these obligations in light of the underlying assumptions and estimates, potential technological advances, and changes in applicable standards, laws and regulations.

AGREEMENTS WITH LOCAL COMMUNITIES

Hydro-Québec has entered into various agreements with the local communities concerned by certain capital projects. The amounts under these agreements are recognized in Long-term debt if they fall within the definition of a liability, and the offsetting item is recognized in Property, plant and equipment. The recognized amounts are determined by discounting the future cash flows related to these agreements. The discount rate used is the interest rate on Hydro-Québec bonds at the initial recognition date. Subsequently, in the case of agreements with indexed cash flows, the cash flows are subject to an annual re-estimation that can result in a change in the discount rate.

RELATED PARTY TRANSACTIONS

In the normal course of business, Hydro-Québec enters into various business transactions, including electricity sales, with the Québec government and its agencies, as well as with other government corporations. These business transactions are measured at the exchange amount.

Note 2                                                             Effects of Rate Regulation on the Consolidated Financial Statements

The following information describes the impact on the consolidated financial statements of accounting methods and practices adopted by Hydro-Québec in accordance with the Régie’s decisions with respect to regulated activities.

REGULATORY ASSETS

Costs related to the de-icing system at Lévis substation

Certain costs related to the Lévis substation de-icing system, designed in the wake of the 1998 ice storm to secure the transmission lines supplying the greater Québec area, were recognized in a separate account. These costs have been amortized using the straight-line method starting from the date of commissioning of the de-icing system, over a period corresponding to the average remaining useful life of the assets enhanced by the system. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until such time as they were included in the rate base and amortization began. The Régie authorized this accounting practice in decision D-2004-175, which relates to Hydro-Québec’s power transmission activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and the net result for 2012 would have been $1 million higher ($1 million in 2011 and 2010).

Costs related to the customer systems optimization project

Certain costs incurred for the customer systems optimization (CSO) project that had not been taken into account in setting rates and had been recognized in a separate account were amortized in 2012. Financial expenses arising from these costs were capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization began. This accounting practice was authorized by the Régie in decision D-2011-058, which relates to Hydro-Québec’s power distribution activities. Were these activities not regulated, the costs would have been recognized in operations for the year in which they were incurred, and the net result for 2012 would have been $10 million higher ($7 million lower in 2011 and $3 million lower in 2010).

Costs related to projects of more than $10 million pending approval

Costs related to projects of more than $10 million that were included in a rate application, but that are pending approval at the time the decision on the rate application is handed down, are recognized in a separate account until the projects are approved by the Régie and amortized over the subsequent fiscal year. Financial expenses arising from these costs are capitalized at the rate of return authorized by the Régie on the rate base until such time as amortization begins. This accounting practice was authorized by the Régie in decision D-2012-024, which relates to Hydro-Québec’s power distribution activities. Were these activities not regulated, the costs would be recognized in operations for the year in which they are incurred, and the net result for 2012 would have been $10 million lower (nil in 2011 and 2010).

REGULATORY ASSETS

	Expected years of amortization	2012	2011

Costs related to the de-icing system at Lévis substation	2013–2047	9	10
Costs related to the CSO project	—	—	10
Costs related to projects of more than $10 million pending approval[a]	2013	14	4
Other	2013–2014	17	15
		40	39
Current portion		22	18
		18	21

(a)  These costs are associated with the remote meter reading project, which the Régie authorized in decision D-2012-127. In 2011, the costs related to this project, which amounted to $4 million, were presented under Other; these costs have been reclassified to conform to the presentation adopted in the current year.

Note 2                                                             Effects of Rate Regulation on the Consolidated Financial Statements (continued)

Risks and uncertainties

The risks and uncertainties related to the above regulatory assets are subject to periodic monitoring and assessment. Once Hydro-Québec considers that it is no longer likely that the net carrying amount of a regulatory asset will be taken into account in setting future rates, this amount is recognized in operations for the year in which the conclusion is reached.

OTHER REGULATORY PRACTICES

Under Régie decisions D-2002-95 and D-2003-93, the compensation granted by the Québec government for the 1998 ice storm was applied against the cost of newly constructed property, plant and equipment; it is amortized over the remaining life of the retired assets, with the exception of the portion equivalent to the unamortized cost of these assets, which is amortized over 10 years. The straight-line method is used in both cases. Were these activities not regulated, the compensation would be amortized over the useful life of the newly constructed property, plant and equipment.

In decisions D-2002-95 and D-2004-47, the Régie prescribed capitalizing financial expenses to property, plant and equipment under construction and intangible assets under development related to regulated activities, according to the authorized rates of return on the rate bases. These rates, which are set using methods approved by the Régie, take into account a component associated with the cost of the debt and a component associated with the return on equity. Were these activities not regulated, financial expenses would be capitalized using the average cost of Hydro-Québec’s long-term debt.

Under Régie decisions D-2002-95 and D-2003-93, the cost of dismantling assets that were retired and replaced, net of the salvage value, is added to the cost of newly constructed assets. Under Régie decision D-2011-039, which relates to Hydro-Québec’s power transmission activities, the costs of restoring sites associated with replaced assets are also added to the cost of newly constructed assets. Were these activities not regulated, the related costs would be charged to operations in the year in which they are incurred.

Under Régie decisions D-2006-76 and D-2006-76R, contributions received for relocation or modification projects relating to certain transmission grid assets are recognized in a separate account and applied against property, plant and equipment. These contributions are amortized over the average useful life of assets for each project, using the straight-line method. Were these activities not regulated, the contributions would be amortized over the useful life of each fixed asset concerned.

Under Régie decisions D-2002-25, D-2002-288, D-2003-93 and D-2006-56, advertising and promotional costs, entertainment expenses, training costs and other EEP general expenses incurred until December 31, 2011, were recognized in the costs related to this intangible asset and will be amortized over 10 years on a straight-line basis. Were these activities not regulated, the costs and expenses would have been recognized in operations for the year in which they were incurred. As of January 1, 2012, under Régie decision D-2012-021, these costs are recognized in operations for the year in which they are incurred.

Finally, the legal and regulatory context in which Hydro-Québec operates gives it the right to receive from its customers or the obligation to pay to them, as the case may be, the amounts corresponding to any variance between the actual amount of certain specific items and the amount provided in rate cases for these items. These items therefore give rise to financial assets or liabilities. They include the supply of electricity in excess of the heritage pool (decisions D-2005-34, D-2005-132, D-2006-34, D-2007-12 and D-2008-024), fuel purchases (decision D-2009-016), native-load transmission service (decisions D-2003-93, D-2006-34, D-2007-12 and D-2008-024), climate conditions (decisions D-2006-34 and D-2009-016), point-to-point transmission service (decisions D-2007-08 and D-2008-019) and pension costs (decisions D-2011-028, D-2011-039, D-2012-024 and D-2012-059).

Note 3                                                            Revenue

	2012	2011	2010

Electricity sales	11,736	11,972	11,810
Other	492	273	459
	12,228	12,245	12,269

Note 4                                                             Depreciation and Amortization

	2012		2011		2010
Property, plant and equipment	2,047	[a]	2,279		2,173
Intangible assets	241		212		193
Regulatory assets	19		9		83
Retirement of capital assets	108		103		110
	2,415	[b]	2,603	[b]	2,559	[b]

(a)     The revision of the useful life of property, plant and equipment in 2012 resulted in a $181-million decrease in the depreciation expense for the year. As part of this revision, the maximum depreciation period for some hydraulic generation assets increased from 100 to 120 years, while the maximum period for certain transmission line and substation assets increased from 50 to 70 years, and for certain distribution line and substation assets, from 40 to 60 years.

(b)    The depreciation and amortization expense presented in the consolidated statements of cash flows also includes an amount of $14 million for assets related to operations discontinued in 2012 ($20 million in 2011 and $6 million in 2010).

Note 5                    Taxes

	2012		2011	2010
Water-power royalties[a]	621		598	561
Public utilities tax[b]	252		244	260
Capital tax [c]	—		—	50
Municipal, school and other taxes	124	[d]	22	35
	997		864	906

(a)     Water-power royalties payable to the Québec government totaled $617 million in 2012 ($593 million in 2011 and $557 million in 2010), including a balance due of $23 million as at December 31, 2012 ($83 million as at December 31, 2011 and nil as at December 31, 2010).

(b)    The public utilities tax is paid to the Québec government.

(c)     Capital tax, which was paid to the Québec government, was abolished in 2011.

(d)    Including $49 million payable to the Québec government under the Act to establish the Northern Plan Fund (nil in 2011 and 2010), of which a balance of $39 million was outstanding as at December 31, 2012, to be paid in installments of $10 million per year from 2013 to 2016, and $37 million payable to the Québec government under the Act respecting Energy Efficiency and Innovation (nil in 2011 and 2010).

Note 6                                                             Financial Expenses

	2012	2011	2010
Interest on debt securities	2,576	2,662	2,651
Net exchange loss (gain)	2	(5)	7
Guarantee fees related to debt securities[a]	197	188	183
	2,775	2,845	2,841
Less
Capitalized financial expenses	306	300	276
Net investment income	28	17	10
	334	317	286
	2,441	2,528	2,555

(a)     Guarantee fees related to debt securities are paid to the Québec government.

Note 7                                                            Discontinued Operations

In September 2012, the decision was made to abandon the project to refurbish Gentilly-2 nuclear generating station and to terminate all nuclear power operations. The facility continued to generate electricity until the end of 2012, in accordance with the terms and conditions of its operating licence, after which time Hydro-Québec started to prepare it for dormancy with a view to dismantling it around the year 2060.

The abandonment of the refurbishment project led to the write-off of the property, plant and equipment under construction for this project, for a total amount of $990 million.

Gentilly-2’s operating result is presented under discontinued operations in the consolidated statements of operations for all periods concerned. For segmented information purposes, these activities are classified under Generation and Transmission.

In addition, as indicated in Note 12, Asset Retirement Obligations, Hydro-Québec had to review the key assumptions underlying the calculation parameters and estimated amount of the asset retirement obligations related to the dismantling of Gentilly-2 at the end of its useful life, particularly as regards the start date of work, which was moved forward. This review resulted in a $365-million increase in the asset retirement obligations related to the facility and in the facility’s carrying amount.

Since the refurbishment project was abandoned, Hydro-Québec also had to test all of its nuclear generation assets for impairment. The carrying amount of these assets, including the increase in the asset retirement obligations related to the facility’s dismantling, was compared to their fair value, which was determined using the discounted cash flow method. An impairment charge of $827 million was recognized, reducing the carrying amount of the nuclear generation assets to zero.

The following table provides a breakdown of the result from discontinued operations:

	2012	2011	2010
Operating result
Revenue	144	147	214
Expenditure	203	222	242
	(59)	(75)	(28)
Write-off of property, plant and equipment under construction	(990)	—	—

Impairment of nuclear generating station assets
Property, plant and equipment[a]	(795)	—	—
Materials, fuel and supplies	(32)	—	—
	(827)	—	—
	(1,876)	(75)	(28)

(a)    Including the $365-million increase in the asset retirement obligations related to the facility’s dismantling.

Note 8                                                            Property, Plant and Equipment

2012
	In service	Accumulated depreciation	Under construction	Net carrying amount
Generation
Hydraulic	40,306	14,850	3,753	29,209
Thermal	784	737	—	47
Nuclear[a]	2,329	2,329	—	—
Other[a]	775	478	20	317
	44,194	18,394	3,773	29,573
Transmission
Substations and lines[a]	25,177	9,322	1,215	17,070
Other[a]	2,273	1,313	105	1,065
	27,450	10,635	1,320	18,135
Distribution
Substations and lines	12,659	5,382	358	7,635
Other	2,862	1,662	168	1,368
	15,521	7,044	526	9,003
Construction	30	18	1	13
Corporate and Other Activities	1,113	738	75	450
	88,308	36,829	5,695	57,174

(a)    The abandonment of nuclear power operations led to the recognition of an impairment charge of $795 million for property, plant and equipment in service and to a write-off of $990 million of property, plant and equipment under construction in 2012, as indicated in Note 7, Discontinued Operations.

2011
	In service	Accumulated depreciation	Under construction	Net carrying amount
Generation
Hydraulic	39,723	14,205	2,857	28,375
Thermal	782	721	—	61
Nuclear	1,921	1,550	852	1,223
Other	764	441	15	338
	43,190	16,917	3,724	29,997
Transmission
Substations and lines	24,478	8,729	806	16,555
Other	2,248	1,318	104	1,034
	26,726	10,047	910	17,589
Distribution
Substations and lines	12,273	5,116	341	7,498
Other	2,810	1,602	154	1,362
	15,083	6,718	495	8,860
Construction	27	16	1	12
Corporate and Other Activities	1,085	700	58	443
	86,111	34,398	5,188	56,901

Note 9                                                            Intangible Assets

	2012			2011
	Cost	Accumulated amortization	Net carrying amount	Cost	Accumulated amortization	Net carrying amount
Intangible assets
Subject to amortization
EEP	1,548	555	993	1,403	429	974
Software and licences	1,495	949	546	1,392	869	523
Development costs	52	28	24	41	23	18
Patents	23	9	14	22	7	15
	3,118	1,541	1,577	2,858	1,328	1,530
Not subject to amortization
Servitudes			382			375
Water-power rights			282			282
			664			657
			2,241			2,187

The additions of internally generated intangible assets subject to amortization totaled $261 million in 2012 ($308 million in 2011 and $301 million in 2010).

Note 10                                                     Investments

	2012	2011
At equity
Churchill Falls (Labrador) Corporation Limited	115	106
CITEQ inc.	(5)	(5)
	110	101
Other	24	23
	134	124

Note 11                                                     Other Assets

	Note	2012	2011
Accrued benefit assets	21	3,380	2,887
Government reimbursement for the 1998 ice storm[a]		59	67
Receivables[b]		332	238
Other		28	100
		3,799	3,292

(a)    Payable in quarterly installments of $6 million until January 15, 2010, followed by quarterly installments of $3 million between April 15, 2010, and October 15, 2019, and a final installment of $0.4 million on January 15, 2020. These installments include interest at an annual rate of 7.2%. The current portion, presented under Accounts receivable and other receivables, totaled $9 million as at December 31, 2012 ($8 million as at December 31, 2011). The fair value of this financial asset, including the current portion, was $81 million as at December 31, 2012 ($91 million as at December 31, 2011).

(b)    Including assets of $329 million related to variances between the actual amount of certain specific items and the amount provided in rate cases for these items ($231 million as at December 31, 2011). These assets are capitalized at the rate of return authorized by the Régie such that their carrying amount approximates their fair value. They are recovered over a one- to five-year period.

Note 12                                                     Asset Retirement Obligations

Liabilities arising from asset retirement obligations relate to the costs to be incurred in dismantling Gentilly-2 nuclear generating station, the removal of spent nuclear fuel resulting from its operation, and the dismantling of thermal generating stations and certain fuel tanks and transmission substations. The abandonment of the project to refurbish Gentilly-2 generating station, as indicated in Note 7, Discontinued Operations, prompted a review of the key assumptions underlying the calculation parameters and estimated amount of the obligations related to the dismantling of the facility at the end of its useful life. The main impact of this review was to advance the start of work by 27 years.

The aggregate carrying amount of asset retirement obligations is as follows:

2012
	Dismantling of nuclear generating station[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total
Balance, beginning of year	208	201	131	540
Liabilities incurred	—	12	—	12
Accretion expense	15	18	4	37
Liabilities settled	—	(2)	(5)	(7)
Revision of estimated cash flows and expected timing of payments	365	—	5	370
Balance, end of year	588	229	135	952
Less
Current portion	122	3	53	178
	466	226	82	774

2011
	Dismantling of nuclear generating station[a]	Removal of spent nuclear fuel[a]	Dismantling of other assets	Total
Balance, beginning of year	197	187	120	504
Liabilities incurred	—	2	19	21
Accretion expense	11	17	6	34
Liabilities settled	—	(1)	(3)	(4)
Revision of estimated cash flows and expected timing of payments	—	(4)	(11)	(15)
Balance, end of year	208	201	131	540
Less
Current portion	—	2	10	12
	208	199	121	528

(a) The Québec government has provided an irrevocable financial guarantee of up to $685 million to the Canadian Nuclear Safety Commission for the performance of Hydro-Québec’s obligations with regard to the cost of dismantling Gentilly-2 generating station and the removal of spent nuclear fuel.

Note 12                                                     Asset Retirement Obligations (continued)

The carrying amount of the asset retirement obligations is based on the following key assumptions:

	Dismantling of nuclear generating station	Removal of spent nuclear fuel	Dismantling of other assets
Estimated cash flows (in constant dollars) required to settle the obligations[a]
As at December 31, 2012	1,192	663	172
As at December 31, 2011	951	624	173
Expected timing of payment of the cash flows required to settle the obligations
As at December 31, 2012	Between 2013 and 2062	Between 2013 and 2164	Between 2013 and 2092
As at December 31, 2011	Between 2040 and 2071	Between 2012 and 2164	Between 2012 and 2092
Credit quality-adjusted, risk-free rate (%)
Initial recognition of obligations	6.4	6.4	Between 1.0 and 6.4
Subsequent recognition of obligations	Between 5.0 and 5.7	5.5 and 5.7	Between 1.2 and 6.1

(a) Inflation rates varying between 1.9% and 3.7% were used to determine the asset retirement obligations.

HYDRO-QUÉBEC NUCLEAR FUEL WASTE MANAGEMENT TRUST FUND

On November 15, 2002, the Nuclear Fuel Waste Act came into force. Under this Act, Canadian nuclear energy corporations were required to set up a waste management organization whose role would be to propose a long-term approach for managing spent nuclear fuel to the Government of Canada. Each nuclear energy corporation was also required to set up a trust fund to finance the costs of long-term management of its nuclear fuel waste. In November 2005, the Nuclear Waste Management Organization (NWMO) filed its report with the Government of Canada and recommended an approach which was adopted in June 2007.

In October 2007, the members of the NWMO ratified an agreement that sets forth a formula for financing the costs of long-term nuclear fuel waste management. This formula, approved by the Canadian Minister of Natural Resources in April 2009, is used to determine each member’s share for the coming years, based on the number of spent nuclear fuel bundles produced at a given date. It also takes into account the date on which each member plans to start shipping spent nuclear fuel bundles to the future national repository site.

The amounts deposited in the trust funds can only be used to finance the application of the approach adopted by the Government of Canada. As at December 31, 2012, the investments held in the Hydro-Québec trust fund were composed of Hydro-Québec securities, the fair value of which totaled $112 million ($99 million as at December 31, 2011).

Hydro-Québec’s nuclear fuel waste management trust fund is considered a variable interest entity of which Hydro-Québec is the primary beneficiary.

Note 13                                                     Long-Term Debt

Long-term debt is mainly composed of bonds, medium-term notes and other debts, including liabilities under agreements entered into with local communities. The following table presents a breakdown of the debt at amortized cost, including the current portion, by currency at the time of issue and at the time of repayment. Currency swaps and forward contracts traded for currency risk management purposes related to long-term debt were taken into account in determining the percentages of debt by currency at the time of repayment.

				2012					2011
			At time of issue	At time of repayment				At time of issue	At time of repayment
	In Canadian dollars and other	At closing exchange rates as at the balance				In Canadian dollars and other	At closing exchange rates as at the balance
	currencies	sheet date	%	%		currencies	sheet date	%	%

Hydro-Québec’s debt
Canadian dollars[a]	33,681	33,681	79	99		32,755	32,755	79	98
U.S. dollars	8,757	8,705	20	1	[b]	8,021	8,148	20	2	[b]
Other currencies
Euros	60	79	—	—		60	79	—	—
Pounds sterling	199	322	1	—		199	314	1	—
Yen	1,000	11	—	—		2,000	26	—	—
		42,798					41,322
Subsidiaries’ debt
U.S. dollars	14	14	—	—		17	17	—	—
		42,812	100	100			41,339	100	100
Plus
Adjustment for fair-value hedged risk		437					430
		43,249					41,769
Less
Current portion		694					1,025
		42,555					40,744

(a)    Including non-interest-bearing debts other than bonds and medium-term notes for a discounted amount of $1,113 million as at December 31, 2012 ($939 million as at December 31, 2011).

(b)    100% of which was used to hedge sales in U.S. dollars.

Note 13                                                     Long-Term Debt (continued)

INTEREST RATES

The following table shows interest rates, which take into account stated interest rates on bonds and medium-term notes, including premiums, discounts and issue expenses, as well as the effect of swaps traded for currency risk and interest rate risk management purposes related to long-term debt:

%	2012				2011
Maturity	Canadian dollars	U.S. dollars	Other currencies	Weighted average	Weighted average

1 to 5 years	2.54	1.72	9.32	2.65	3.34
6 to 10 years	9.91	9.10	—	9.66	10.22
11 to 15 years	7.50	8.31	—	8.30	8.60
16 to 20 years	3.73	9.71	—	7.52	7.64
21 to 25 years	5.62	—	—	5.62	5.61
26 to 30 years	5.11	—	—	5.11	5.11
31 to 35 years	4.89	—	—	4.89	4.89
36 to 40 years	4.35	—	—	4.35	4.55
41 to 45 years	—	—	—	—	—
46 to 50 years	6.53	—	—	6.53	6.53
51 to 55 years	—	—	—	—	—

Weighted average	5.18	8.36	9.32	5.54	5.70

As at December 31, 2012, the floating-rate portion of long-term debt amounted to 9.0%, or 9.6% including perpetual debt (6.1%, or 6.8% including perpetual debt, as at December 31, 2011).

FAIR VALUE

As at December 31, 2012, the fair value of the long-term debt, including the current portion, amounted to $58,894 million ($57,697 million as at December 31, 2011). Including swaps and forward contracts traded for currency risk and interest rate risk management purposes related to long-term debt, it totaled $59,471 million ($57,958 million as at December 31, 2011). Fair value is obtained by discounting future cash flows, and is calculated on the basis of forward interest rates derived from interest rates at the close of business on the balance sheet date for similar instruments traded on capital markets. Changes in fair value reflect sensitivity to capital market interest rates. However, Management’s primary intention is to hold these debt securities until maturity.

CREDIT FACILITY AND LINES OF CREDIT

Hydro-Québec has an undrawn credit facility of US$1,640 million ($1,632 million), including a US$595-million ($592 million) swing loan, which will expire in 2013. Any debt securities will bear interest at a rate based on the London Interbank Offered Rate (LIBOR), except for the swing loan, which is at the U.S. base rate. Hydro-Québec also has access to undrawn lines of credit totaling $406 million, which are renewed automatically in the absence of notice to the contrary and bear interest at the prime rate.

Note 14                                                     Other Long-Term Liabilities

	Note	2012	2011
Accrued benefit liabilities	21	847	789
Accounts payable		156	94
		1,003	883

Note 15                                                      Perpetual Debt

Perpetual notes in the amount of $275 million (US$276 million) as at December 31, 2012, and $281 million (US$276 million) as at December 31, 2011, bear interest at LIBOR, plus 0.0625%, as calculated semiannually. The notes are redeemable at Hydro-Québec’s option. In 2012, none of these notes were redeemed. In 2011, a portion amounting to $13 million was repurchased on the secondary market and then canceled. Various derivative instruments are used to mitigate the currency risk associated with this debt.

As at December 31, 2012 and 2011, the rates applicable to the perpetual notes were 0.8% and 0.6% respectively. As at December 31, 2012, the fair value of these notes was $232 million ($209 million as at December 31, 2011). Fair value is obtained by discounting future cash flows, and is calculated on the basis of forward interest rates derived from interest rates at the balance sheet date for similar instruments traded on capital markets.

Note 16                                                      Financial Instruments

In the course of its operations, Hydro-Québec carries out transactions that expose it to certain financial risks, such as market, liquidity and credit risk. Exposure to such risks and the impact on results are significantly reduced through careful monitoring and implementation of strategies that include the use of derivative instruments.

MARKET RISK

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate as a result of changes in market prices. Hydro-Québec is exposed to three main types of market risk: currency risk, interest rate risk and risk associated with aluminum and energy prices. Active integrated management of these three types of risk aims to limit their impact on results through mitigation measures so that exposure to each risk is reduced to an acceptable level.

MANAGEMENT OF LONG-TERM RISK

Management of risk associated with sales in U.S. dollars

Currency risk — Hydro-Québec uses currency swaps and a portion of its U.S. dollar—denominated debt to manage currency risk associated with probable U.S.-dollar sales, designating them as cash flow hedges. The impact of these hedging transactions on results is recognized in Revenue.

Management of risk associated with debt

Currency risk and interest rate risk — Hydro-Québec uses currency swaps and forward contracts to manage the currency risk associated with long-term debt and perpetual debt, as well as forward contracts and interest-rate swaps to modify long-term exposure to interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges or fair value hedges, depending on the risk hedged. The impact on results of foreign currency hedging transactions and those associated with debt interest rates is recognized in Financial expenses.

The following table shows the notional amounts of swaps and forward contracts used to manage risk associated with U.S.-dollar sales and with the debt, expressed in Canadian dollars and foreign currencies:

	2012[a]					2011[a]
Maturity	1 to 5 years	6 to 10 years	11 to 15 years	16 to 20 years	Total	Total
Swaps
Canadian dollars	286	(2,381)	(2,226)	(2,120)	(6,441)	(6,159)
U.S. dollars	76	2,030	1,900	1,800	5,806	5,869
Other currencies
Euros	61	—	—	—	61	61
Pounds sterling	200	—	—	—	200	200
Yen	1,000	—	—	—	1,000	2,000
Forward contracts
U.S. dollars	2,280	—	—	—	2,280	1,279

(a)  Figures in parentheses represent amounts to be paid.

Note 16                                                      Financial Instruments (continued)

The following table shows the fair value of swaps and forward contracts used to manage risk associated with U.S.-dollar sales and with the debt, expressed in Canadian dollars:

	2012	2011
Derivative instruments designated as cash flow hedges for U.S.-dollar sales[a]	217	212
Derivative instruments designated as cash flow hedges for debt	(1,802)	(1,817)
Derivative instruments designated as fair value hedges for debt	507	489
	(1,078)	(1,116)
Derivative instruments not designated as hedges[b]	920	1,263
	(158)	147

(a)  Apart from these derivative instruments, a portion of the long-term debt, with a nominal amount of US$351 million as at December 31, 2012 (US$626 million as at December 31, 2011), was also designated as a cash flow hedge for U.S.-dollar sales.

(b)   These instruments were traded as part of Hydro-Québec’s risk management, and $708 million was in consideration of amounts received or disbursed with respect to credit risk mitigation agreements in 2012 ($1,067 million in 2011).

MANAGEMENT OF SHORT-TERM RISK

Currency risk — Hydro-Québec uses forward contracts to manage its foreign currency risk exposure over the short term. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact of currency risk hedging transactions on results is recognized in the line item affected by the hedged item, namely Revenue, Electricity and fuel purchases, or Financial expenses. The nominal amount of open positions as at December 31, 2012, was US$12 million in sales contracts (US$787 million as at December 31, 2011).

Interest rate risk — Hydro-Québec uses interest rate swaps and forward rate agreements to manage short-term interest rate risk. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge short-term interest rate risk is recognized in Financial expenses.

Price risk — Hydro-Québec uses mainly swaps and commodity futures to manage risk resulting from fluctuations in aluminum and energy prices. When designated as hedging items, these derivative instruments are recognized as cash flow hedges. The impact on results of transactions to hedge the risk of variability in aluminum and energy prices is recognized in the line item affected by the hedged item, namely Revenue or Electricity and fuel purchases. To hedge exposure to variability in aluminum and energy prices, Hydro-Québec has traded derivative instruments for which open positions as at December 31, 2012, totaled 150,000 tonnes of aluminum (99,900 tonnes as at December 31, 2011), electricity swaps for which open positions as at December 31, 2012, were 17.0 TWh (10.8 TWh as at December 31, 2011), and natural gas futures for which open positions as at December 31, 2012, totaled 1.4 million MMBtu (no open position as at December 31, 2011).

The fair value of derivative instruments used to manage short-term financial risks, depending on whether or not they are designated as hedges, is shown in the table below:

	2012		2011
Derivative instruments designated as cash flow hedges	(18)		133
Derivative instruments not designated as hedges	18		(4)
	—	[a]	129	[a]

(a)  The balance of financial instruments measured on the basis of quoted stock market prices (Level 1) included in this amount is nil ($3 million in 2011).

Note 16                                                      Financial Instruments (continued)

EFFECT OF HEDGES

Effect of hedges on results

Effect of cash flow hedges

As at December 31, 2012, the net loss related to the ineffectiveness of cash flow hedges recognized in operations totaled $7 million ($3 million as at December 31, 2011).

As at December 31, 2012, Hydro-Québec estimated at $191 million the amount of net gains presented in Accumulated other comprehensive income that would be reclassified to operations in the next 12 months ($192 million as at December 31, 2011).

In 2012, Hydro-Québec did not reclassify any amounts from Accumulated other comprehensive income to operations (net loss of $10 million in 2011) as a result of the discontinuance of cash flow hedges.

As at December 31, 2012, the maximum period during which Hydro-Québec hedged its exposure to the variability of cash flows related to anticipated transactions was four years (five years as at December 31, 2011).

Effect of fair value hedges

As at December 31, 2012, the net gain related to the ineffectiveness of fair value hedges recognized in operations totaled $11 million ($9 million as at December 31, 2011).

Effect of revaluation of derivative instruments not designated as hedges

As at December 31, 2012, the net loss recognized in operations as a result of the revaluation, at fair value, of derivative instruments to which hedge accounting was not applied totaled $23 million (net gain of $71 million as at December 31, 2011). These instruments are essentially related to risk management transactions.

Sensitivity analyses

The risks associated with variability in foreign exchange rates, interest rates, and aluminum and energy prices are the subject of integrated management aimed at limiting the impact of such risks on results. Most of the derivative instruments traded are designated as cash flow hedges or fair value hedges and therefore reduce the volatility of results, except for the ineffective portion of the hedges, which is insignificant. Derivative instruments which are not designated as hedges, but which nonetheless serve to hedge at-risk opposite positions, also reduce the volatility of results. The sensitivity of results is thus limited to net exposure to unhedged risks.

As at December 31, 2012, had the exchange rate (C$/US$1) been 5% higher or lower, the net result would have been $7 million higher or lower, respectively ($8 million as at December 31, 2011), while Other comprehensive income would have been $166 million higher or lower, respectively ($136 million as at December 31, 2011). The analysis is based on financial assets and liabilities denominated in U.S. dollars, including a cash amount of US$84 million (US$124 million as at December 31, 2011). It also takes into account the impact of hedged sales in U.S. dollars.

In 2012, had interest rates been 50 basis points higher or lower, the net result would have been $3 million higher or lower, respectively ($11 million higher or $13 million lower, respectively, in 2011), while Other comprehensive income would have been $85 million higher or $88 million lower ($258 million higher or $269 million lower in 2011).

In 2012, had the price of aluminum been 5% higher or lower, the net result would have been $1 million higher or lower, respectively ($2 million in 2011), taking into account the impact of hedged sales, and Other comprehensive income would have been $16 million lower or higher, respectively ($10 million in 2011).

Note 16                                                      Financial Instruments (continued)

LIQUIDITY RISK

Liquidity risk is the risk that an entity will have difficulty meeting commitments related to its financial liabilities.

Hydro-Québec’s exposure to this risk is reduced by a large volume of cash flows from operating activities, a diversified portfolio of highly liquid or readily convertible instruments traded with high-quality counterparties, preauthorized sources of financing, the quality of Hydro-Québec’s signature on financial markets, diversified sources of financing and its management of the proportions of floating-rate debt and debt repayable in foreign currency.

Moreover, as at December 31, 2012, $39,966 million in long-term debt, perpetual debt and borrowings, net of the sinking fund, was guaranteed by the Québec government ($39,049 million as at December 31, 2011).

Maturities of financial liabilities are presented in the following table. The amounts reported are contractual undiscounted cash flows, representing payments of principal and interest for financial liabilities as at December 31, 2012.

Maturity	Borrowings[a]		Accounts payable and accrued liabilities		Dividend payable		Long-term debt		Derivative instruments[b]
2013	19		1,746		645		2,988	[c]	820
2014	—		30		—		4,395		167
2015	—		36		—		4,655		285
2016	—		36		—		3,699		152
2017	—		—		—		3,192		105
1 to 5 years	19		1,848		645		18,929		1,529
6 to 10 years	—		—		—		18,482		820
11 to 15 years	—		—		—		9,240	[c]	630
16 to 20 years	—		—		—		9,602		414
21 to 25 years	—		—		—		10,324		—
26 to 30 years	—		—		—		8,366		—
31 to 35 years	—		—		—		8,747		—
36 to 40 years	—		—		—		8,504		—
41 to 45 years	—		—		—		1,692		—
46 to 50 years	—		—		—		1,299		—
51 to 55 years	—		—		—		283		—
56 years and over	—		—		—		27,270		—
Total	19		1,848		645		122,738		3,393
Carrying amount	19	[d]	1,847	[d,e,f]	645	[d]	43,249	[g]	2,479

(a)     As at December 31, 2012, the weighted average interest rate on interest-bearing borrowings was 1.13% (1.51% as at December 31, 2011).

(b)    Agreements entered into with certain counterparties to limit the market value of these financial instruments could result in cash receipts or payments at dates different from the initially scheduled maturity.

(c)     Certain debts carry sinking fund requirements. An amount of $594 million ($594 million as at December 31, 2011) was reported under Short-term investments for this purpose.

(d)    Because of their short-term maturities, the carrying amount of these financial liabilities approximates their fair value.

(e)     Including liabilities of $8 million related to variances between the actual amount of certain specific items and the amount provided in rate cases for these items ($99 million as at December 31, 2011), which are classified in Accounts payable and accrued liabilities.

(f)       Of this amount, $1,746 million is recorded in Accounts payable and accrued liabilities and $101 million in Other long-term liabilities.

(g)    Including the current portion.

Contractual maturities of perpetual debt, whose terms and conditions are described in Note 15, Perpetual Debt, result in biennial interest flows.

Note 16                                                      Financial Instruments (continued)

CREDIT RISK

Credit risk is the risk that one party to a financial asset will fail to meet its obligations.

Hydro-Québec is exposed to credit risk related to cash and cash equivalents, short-term investments and derivative instruments traded with financial institutions. It is also exposed to credit risk related to accounts receivable and other receivables, which arises primarily from its day-to-day energy sales in and outside Québec. Credit risk is limited to the carrying amount presented under assets on the balance sheet, which approximates fair value.

Cash and cash equivalents, short-term investments and derivative instruments

In order to reduce its credit risk exposure, Hydro-Québec deals with Canadian and international issuers and financial institutions with high credit ratings. In addition, it applies policies to limit risk concentration as well as various monitoring programs and sets credit limits for each counterparty. Through prior agreements, it can also limit the market value of the main derivative instrument portfolios. Any variation in market value beyond the agreed-upon limit results in a cash receipt or payment. As at December 31, 2012, substantially all counterparties dealing with Hydro-Québec had a credit rating of A- or better, and none of them had defaulted on their obligations to Hydro-Québec.

Accounts receivable and other receivables

Exposure to credit risk from energy sales is limited due to Hydro-Québec’s large and diverse customer base. Management believes that Hydro-Québec is not exposed to a significant credit risk, particularly because sales in Québec are billed at rates that allow for recovery of costs based on the terms and conditions set by the Régie. Moreover, Hydro-Québec holds as collateral customer deposits totaling $92 million ($82 million as at December 31, 2011), of which $25 million ($21 million as at December 31, 2011) is recognized in Accounts payable and accrued liabilities and $67 million ($61 million as at December 31, 2011) in Other long-term liabilities.

The value of accounts receivable, by age and net of the related allowance for doubtful accounts, is presented in the table below:

	2012	2011
Accounts receivable
Under 30 days[a]	1,368	1,324
30 to 60 days	41	48
61 to 90 days	16	20
Over 90 days	137	138
	1,562	1,530
Other receivables[b]	276	214
Accounts receivable and other receivables[c]	1,838	1,744

(a)     Including unbilled electricity deliveries, which totaled $1,192 million as at December 31, 2012 ($1,121 million as at December 31, 2011).

(b)    Including a $60-million financial guarantee ($15 million in 2011) covering certain derivative instruments held at year end.

(c)     Including US$148 million (US$113 million in 2011) translated at the exchange rate in effect at the balance sheet date.

In 2012, the allowance for doubtful accounts increased by $4 million ($34 million in 2011) to $316 million as at December 31 ($312 million as at December 31, 2011). The allowance is based on a specific percentage deemed appropriate for each account age group and customer standing.

Note 17                                                      Interests in Joint Ventures

The proportionate share of the joint venture items included in the consolidated financial statements is presented in the table below. These joint ventures consist of the interests managed by Hydro-Québec Production and the Groupe — Technologie.

	2012	2011	2010
Operations
Revenue	143	158	115
Expenditure and financial expenses	76	78	85
Net result	67	80	30
Balance Sheets
Current assets	27	24	11
Long-term assets	645	654	665
Current liabilities	14	11	5
Long-term liabilities	12	18	21
Net assets	646	649	650
Cash Flows
Operating activities	82	97	10
Investing activities	(7)	(4)	(4)
Financing activities	(68)	(60)	(8)
Net change in cash and cash equivalents	7	33	(2)

Note 18                                                      Equity

SHARE CAPITAL

The authorized share capital consists of 50,000,000 shares with a par value of $100 each, of which 43,741,090 shares were issued and paid up as at December 31, 2012 and 2011.

RETAINED EARNINGS

Under the Hydro-Québec Act, the dividends to be paid by Hydro-Québec are declared once a year by the Québec government, which also determines the terms and conditions of payment. For a given financial year, the dividend cannot exceed the distributable surplus, equal to 75% of the net result. This calculation is based on the consolidated financial statements. However, in respect of a given financial year, no dividend may be declared in an amount that would have the effect of reducing the capitalization rate to less than 25% at the end of the year. All or a portion of the distributable surplus that has not been subject to a dividend declaration may no longer be distributed to the shareholder as a dividend.

For 2012, the dividend is $645 million ($1,958 million for 2011 and $1,886 million for 2010).

ACCUMULATED OTHER COMPREHENSIVE INCOME

CASH FLOW HEDGES

	2012	2011	2010
Balance, beginning of year	(158)	227	709
Change for the year	(67)	(385)	(482)
Balance, end of year	(225)	(158)	227

Note 19                                                      Capital Management

Hydro-Québec manages its capital in such a way as to meet its shareholder’s expectations, safeguard its funds at all times and sustain its growth. It fosters a management environment allowing it to enhance the long-term value of its assets and equity, ensure its financial sustainability, preserve its financing capability and safeguard its funds and securities.

In addition to equity, capital includes long-term debt, perpetual debt, borrowings and derivative instruments.

Hydro-Québec uses its capitalization rate to monitor its capital structure. It aims to maintain capitalization at no less than 25%.

CAPITALIZATION

	2012	2011
Equity	18,982	18,834
Long-term debt, including current portion	43,249	41,769
Sinking fund[a]	(594)	(594)
Perpetual debt	275	281
Borrowings	19	52
Derivative instruments	158	(276)
Total	62,089	60,066
Capitalization rate (%)[b]	30.6	31.4

(a)     The sinking fund is reported under Short-term investments.

(b)    Equity divided by the sum of equity, long-term debt, current portion of long-term debt, perpetual debt, borrowings and derivative instrument liabilities, less derivative instrument assets and sinking fund.

In 2012, Hydro-Québec’s capital management objectives were unchanged from 2011.

Note 20                                                      Supplementary Cash Flow Information

	2012	2011	2010
Change in non-cash working capital items
Accounts receivable and other receivables	(99)	62	141
Materials, fuel and supplies	25	78	15
Accounts payable and accrued liabilities	47	109	8
Accrued interest	(67)	(79)	(11)
	(94)	170	153
Investing activities not affecting cash
Increase in property, plant and equipment and intangible assets	616	239	115
Interest paid	1,968	2,180	2,149

Note 21                                                     Employee Future Benefits

Hydro-Québec’s pension plan (the “Pension Plan”) is a fully funded contributory plan that ensures pension benefits based on the number of years of service and an average of the best five years of earnings. These benefits are indexed annually based on a rate which is the greater of the inflation rate, up to a maximum of 2%, and the inflation rate less 3%.

Hydro-Québec also offers other post-retirement benefits as well as post-employment benefits. Post-retirement benefits are provided by group life, medical and hospitalization insurance plans, which are contributory plans with contributions adjusted annually. Post-employment benefits are under non-contributory salary insurance plans, which pay short- and long-term disability benefits. Most of these plans are not funded, with the exception of the long-term disability salary insurance plan, which is fully funded, and the supplementary group life insurance plan, which is partially funded.

All Hydro-Québec’s plans are defined benefit plans. The accrued benefit obligations of these plans, valued by independent actuaries, and their assets, at fair value, are valued as at December 31 of each year. The most recent actuarial valuation of the Pension Plan for funding purposes was as at December 31, 2011, at which date the plan was funded at 99.4%. The next valuation must be as at December 31, 2012.

CHANGES IN ACCRUED BENEFIT OBLIGATIONS AND PLAN ASSETS, AT FAIR VALUE

	Pension Plan		Other plans
	2012	2011	2012	2011
Accrued benefit obligations
Balance, beginning of year	16,903	14,984	1,061	983
Current service cost	323	281	43	44
Employee contributions	134	124	—	—
Benefit payments and refunds	(756)	(664)	(55)	(53)
Interest on obligations	839	823	52	53
Actuarial loss	1,730	1,355	96	34
Balance, end of year	19,173	16,903	1,197	1,061
Plan assets, at fair value
Balance, beginning of year	14,897	14,226	68	70
Actual return on plan assets	1,489	562	2	2
Employee contributions	134	124	—	—
Contributions by Hydro-Québec	650	649	10	5
Benefit payments and refunds	(756)	(664)	(12)	(9)
Balance, end of year	16,414	14,897	68	68
Deficit, end of year	(2,759)	(2,006)	(1,129)	(993)
Unamortized past service cost	137	185	—	—
Unamortized net actuarial loss	6,155	5,013	269	179
Unamortized transitional (asset) obligation	(153)	(305)	13	25
Accrued benefit assets (liabilities)	3,380	2,887	(847)	(789)

Note 21                                                     Employee Future Benefits (continued)

ADDITIONAL DISCLOSURES WITH RESPECT TO PLAN ASSETS

At year end, plan assets, at fair value, consisted of:

	Pension Plan		Other plans
%	2012	2011	2012	2011
Bonds	49	50	96	92
Equities	39	37	—	—
Real estate investments	11	9	—	—
Other	1	4	4	8
	100	100	100	100

Assets of the plans include the following securities issued by Hydro-Québec and by the Québec government and some of its agencies:

	Pension Plan		Other plans
	2012	2011	2012	2011
Bonds	1,189	1,708	65	62

Administrative expenses billed to the Pension Plan by Hydro-Québec amounted to $14 million in 2012 ($12 million in 2011).

CASH PAYMENTS

Cash payments made by Hydro-Québec for employee benefit plans consist of contributions made to the funded plans and the benefits paid to employees and pensioners under unfunded plans. The cash payment details are as follows:

	2012	2011	2010
Contributions by Hydro-Québec
Pension Plan	650	649	646
Other funded plans	10	5	13
Benefit payments
Unfunded plans	44	43	45
	704	697	704

In accordance with the actuarial valuation for funding purposes, Hydro-Québec made current contributions of $256 million in 2012 ($263 million in 2011), including additional contributions of $83 million ($110 million in 2011), to cover the current service cost, and a special contribution of $394 million ($386 million in 2011) to cover part of the unfunded actuarial liability. The special contributions paid in 2012 and 2011 take into account certain temporary relief measures introduced by the Act to amend the Supplemental Pension Plans Act and other legislative provisions in order to reduce the effects of the financial crisis on plans covered by the Act and, in particular, the extension of the period to cover the unfunded actuarial liability.

Note 21                                                     Employee Future Benefits (continued)

ELEMENTS OF ACCRUED BENEFIT COST RECOGNIZED FOR THE YEAR

	Pension Plan			Other plans
	2012	2011	2010	2012	2011	2010
Current service cost[a]	323	281	227	43	44	45
Interest on obligations	839	823	778	52	53	54
Actual return on plan assets	(1,489)	(562)	(1,672)	(2)	(2)	(2)
Actuarial loss	1,730	1,355	1,719	96	34	95
Cost before adjustments required to recognize the long-term nature of employee future benefits	1,403	1,897	1,052	189	129	192
Difference between actual and expected return on assets	406	(403)	790	—	(1)	—
Difference between actuarial loss on accrued benefit obligations and actuarial loss recognized	(1,548)	(1,269)	(1,719)	(90)	(28)	(92)
Amortization of past service cost	48	50	50	—	—	—
Amortization of transitional (asset) obligation	(152)	(152)	(152)	12	13	14
	(1,246)	(1,774)	(1,031)	(78)	(16)	(78)
Cost recognized for the year	157	123	21	111	113	114

(a)                       For the long-term disability salary insurance plan, the current service cost corresponds to the cost of new disability cases for the year.

SIGNIFICANT ACTUARIAL ASSUMPTIONS

The following actuarial assumptions, used to determine the accrued benefit obligations and cost recognized for the plans, result from a weighted average:

	Pension Plan			Other plans
%	2012	2011	2010	2012	2011	2010
Accrued benefit obligations
Rate at end of year
Discount rate	4.36	5.01	5.54	4.36	5.01	5.54
Salary escalation rate[a]	2.25	2.61	2.60	—	—	—
Accrued benefit cost recognized
Rate at end of prior year
Discount rate	5.01	5.54	6.17	5.01	5.54	6.17
Expected long-term rate of return on plan assets	6.75	6.75	6.75	4.03	4.45	3.90
Salary escalation rate[a]	2.61	2.60	2.97	—	—	—

(a)    This rate takes salary increases into account as well as promotion opportunities while in service.

As at December 31, 2012, health care costs were based on an annual growth rate of 5.5% for 2013. According to the assumption used, this rate will then decrease to a final rate of 4.8% in 2030. A change of 1% in this annual growth rate would have had the following impact for 2012:

	1% increase	1% decrease

Impact on current service cost and interest cost on accrued benefit obligations for the year	8	(6)
Impact on accrued benefit obligations at end of year	94	(72)

Note 22                                                     Commitments and Contingencies

ELECTRICITY PURCHASE TRANSACTIONS

On May 12, 1969, Hydro-Québec signed a contract with Churchill Falls (Labrador) Corporation Limited [CF(L)Co] whereby Hydro-Québec undertook to purchase substantially all the output from Churchill Falls generating station, which has a rated capacity of 5,428 MW. Expiring in 2016, this contract will be automatically renewed for a further 25 years under agreed-upon terms and conditions. On June 18, 1999, Hydro-Québec and CF(L)Co entered into a contract to guarantee the availability of 682 MW of additional power until 2041 for the November 1 to March 31 winter period.

As at December 31, 2012, Hydro-Québec was committed under 134 contracts, with terms extending through 2052, to purchase electricity from other power producers. These contracts represent an installed capacity of about 5,741 MW, and the majority of them include renewal clauses. Hydro-Québec has also undertaken to purchase power transmission rights.

Hydro-Québec expects to make the following payments on all its electricity purchase contracts over the coming years:

2013	1,182
2014	1,457
2015	1,656
2016	1,760
2017	1,772
2018 and thereafter	33,008

GUARANTEES

In accordance with the terms and conditions of certain debt securities issued outside Canada, Hydro-Québec has undertaken to increase the amount of interest paid to non-residents in the event of changes to Canadian tax legislation governing the taxation of non-residents’ income. Hydro-Québec cannot estimate the maximum amount it might have to pay under such circumstances. Should an amount become payable, Hydro-Québec has the option of redeeming most of the securities in question. As at December 31, 2012, the amortized cost of the long-term debts concerned was $5,427 million.

INVESTMENTS

Hydro-Québec anticipates investing approximately $4.9 billion in property, plant and equipment and intangible assets in 2013.

In addition, Hydro-Québec has entered into various agreements with the local communities concerned by certain capital projects. The amounts related to some of these agreements are not recorded under Long-term debt because, as at December 31, 2012, the agreements concerned did not meet all the applicable criteria for the recognition of a liability. These agreements provide for annual payments as of 2021, for a maximum term of 51 years and a total amount of $618 million.

LITIGATION

In the normal course of its development and operating activities, Hydro-Québec is sometimes party to claims and legal proceedings. Management is of the opinion that an adequate provision has been made for these legal actions. Consequently, it does not foresee any adverse effect of such contingent liabilities on Hydro-Québec’s consolidated operating results or financial position.

Among other ongoing actions, some local communities have instituted proceedings against the governments of Canada and Québec, as well as against Hydro-Québec, based on demands concerning their ancestral rights. Thus, the Innus of Uashat mak Mani-Utenam are claiming $1.5 billion. In June 2009, they served notice that they had filed for an injunction to suspend work at the Romaine complex jobsite, and in May 2010, an application was added for an interlocutory injunction to suspend work on the related tie lines. As well, in November 2006, the Innus of Pessamit reactivated a case instituted in 1998 aimed at obtaining, among other things, the recognition of ancestral rights related to Québec lands on which certain hydroelectric generating facilities belonging to the Manic-Outardes complex are located. The Innus of Pessamit are claiming $500 million. The judicial proceedings are progressing, and Hydro-Québec is challenging the legitimacy of all these claims.

Note 23                                                    Segmented Information

Hydro-Québec carries on its activities in the four reportable business segments defined below. The non-reportable business segments and other activities are grouped together under Corporate and Other Activities for reporting purposes.

Generation: Hydro-Québec Production operates and develops Hydro-Québec’s generating facilities. This division also sells electricity on external markets and engages in energy trading. Hydro-Québec Production provides Hydro-Québec Distribution with a base volume of up to 165 TWh of heritage pool electricity annually at an average price of 2.79¢/kWh. In excess of this volume, it can participate in Hydro-Québec Distribution’s calls for tenders in a context of free market competition.

Transmission: Hydro-Québec TransÉnergie operates and develops Hydro-Québec’s power transmission system. It markets system capacity and manages power flows throughout Québec.

Distribution: Hydro-Québec Distribution operates and develops Hydro-Québec’s distribution system and is responsible for sales and services to Québec customers. It also promotes energy efficiency and ensures the security of the supply of electricity to the Québec market.

Construction: Hydro-Québec Équipement et services partagés and Société d’énergie de la Baie James (SEBJ) design, build and refurbish generating and transmission facilities. Hydro-Québec Équipement et services partagés is responsible for projects throughout Québec, except in the territory governed by the James Bay and Northern Québec Agreement (JBNQA). SEBJ builds generating facilities in the territory governed by the JBNQA (north of the 49th parallel) and may carry out certain projects outside Québec.

Corporate and Other Activities: The corporate units support the divisions in the achievement of their business objectives. They include the Groupe — Technologie, Groupe — Affaires corporatives et secrétariat général, Vice-présidence — Comptabilité et contrôle, Vice-présidence — Financement, trésorerie et caisse de retraite and Vice-présidence — Ressources humaines, as well as the Direction principale — Centre de services partagés, which reports to Hydro-Québec Équipement et services partagés. The Centre de services partagés brings together internal company-wide shared services, including procurement of goods and services, real estate management, document management, materials management and transportation, food and accommodation services.

The amounts presented for each segment are based on the financial information used to prepare the consolidated financial statements. The accounting policies used to calculate these amounts are as described in Note 1, Significant Accounting Policies, and Note 2, Effects of Rate Regulation on the Consolidated Financial Statements.

Intersegment transactions related to electricity sales are recorded based on the supply and transmission rates provided for by the Act respecting the Régie de l’énergie. The Act sets a commodity rate for an annual base volume of up to 165 TWh of heritage pool electricity for the Québec market.

Other intersegment products and services are measured at full cost, which includes all costs directly associated with product or service delivery.

Most of Hydro-Québec’s revenue is from Québec, and substantially all its property, plant and equipment are related to its Québec operations. In 2012, revenue from outside Québec amounted to $1,558 million, with $1,138 million originating from the United States ($1,536 million and $1,172 million, respectively, in 2011 and $1,643 million and $1,293 million respectively, in 2010).

Note 23                                                     Segmented Information (continued)

The following tables contain information related to operations, assets and investing activities by segment:

							2012
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,416	110	10,654	—	40	8 [a]	12,228
Intersegment customers	4,725	2,995	77	2,295	1,410	(11,502)	—
Depreciation and amortization	731	917	679	4	84	—	2,415
Financial expenses	1,177	796	444	—	29	(5)	2,441
Result from continuing operations	1,541	581	503	—	111	—	2,736
Result from discontinued operations	(1,867)	(9)	—	—	—	—	(1,876)
Net result	(326)	572	503	—	111	—	860
Total assets	31,066	19,144	13,434	421	6,648	(196)	70,517
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,511	1,423	874	4	120	—	3,932
Not affecting cash	587	20	9	—	—	—	616

							2011
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,409	98	10,676	—	59	3 [a]	12,245
Intersegment customers	4,940	2,991	75	2,122	1,400	(11,528)	—
Depreciation and amortization	806	969	751	4	76	(3)	2,603
Financial expenses	1,132	859	511	—	30	(4)	2,528
Result from continuing operations	1,765	429	374	—	115	3	2,686
Result from discontinued operations	(75)	—	—	—	—	—	(75)
Net result	1,690	429	374	—	115	3	2,611
Total assets	31,661	18,509	12,983	398	6,317	(231)	69,637
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,467	1,292	950	5	100	—	3,814
Not affecting cash	208	21	10	—	—	—	239

(a)                                 Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

Note 23                                                     Segmented Information (continued)

	2010
	Generation	Transmission	Distribution	Construction	Corporate and Other Activities	Intersegment eliminations and adjustments	Total
Revenue
External customers	1,478	38	10,705	—	32	16 [a]	12,269
Intersegment customers	4,842	3,051	70	2,607	1,375	(11,945)	—
Depreciation and amortization	720	955	817	3	76	(12)	2,559
Financial expenses	1,149	872	503	—	34	(3)	2,555
Result from continuing operations	1,633	442	453	—	3	12	2,543
Result from discontinued operations	(28)	—	—	—	—	—	(28)
Net result	1,605	442	453	—	3	12	2,515
Investing activities
Increase in property, plant and equipment and intangible assets
Affecting cash	1,900	1,248	944	7	121	—	4,220
Not affecting cash	89	17	9	—	—	—	115

(a)	Resales of excess supply by Hydro-Québec Distribution on outside markets are presented as offsets of electricity purchases rather than in Revenue.

Note 24                                                     Comparative Information

Some of the prior year’s data have been reclassified to conform to the presentation adopted in the current year.

SUPPLEMENTARY INFORMATION

As per Canadian generally accepted accounting principles, long-term debt is shown at amortized cost (i.e. the nominal amount plus or minus unamortized discount and/or premium).

The following table sets forth the non-consolidated and outstanding long-term debt by issue of Hydro-Québec as of December 31, 2012, expressed in Canadian dollars and in currency units:

LONG-TERM DEBT BY ISSUE

Series	Maturity Date	Issue Date (1)	Interest Rate %	Canadian Dollars	CUSIP Number or ISIN Code		References (2)

Payable in Canadian Dollars

HG	2019-11-22	1989-11-22	10.000	$100,000,000	448814	DE 0
II	2020-01-10	1993-07-27	10.250	159,802,714	448814	EF 6
HL	2020-08-15	1990-08-15	11.000	1,110,000,000	448814	DG 5
HM	2020-08-15	1990-08-15	—	783,428,713	448814	DK 6
HX	2021-10-15	1991-10-15	10.500	1,100,000,000	448814	DW 0
IC	2022-07-15	1992-07-15	9.625	1,950,000,000	448814	DZ 3
IH	2031-02-26	1993-07-27	11.000	224,164,503	448814	EG 4
JG	2031-08-15	1999-01-26	6.000	825,675,000	448814	GY 3
JM	2045-02-15	2006-10-17	5.000	5,000,000,000	CA448814	HZ 92
JN	2050-02-15	2009-01-15	5.000	6,000,000,000	CA448814	JA 24

Medium-term notes issued under Canadian MTN program

0058	2014-02-20	2009-06-22	Floating	2,060,000,000	CA44889Z	EE 21
0052	2014-03-03	2004-03-03	4.783	12,000,000	CA44889Z	DX 11
0063	2015-02-11	2011-02-11	Floating	2,038,375,000	CA44889Z	EK 80
0062	2016-03-01	2010-02-23	3.290	14,626,000	CA44889Z	EJ 18
0056	2017-03-02	2009-03-02	4.205	14,000,000	CA44889Z	EC 64
0059	2017-04-15	2009-10-14	—	30,974,813	CA44889Z	EF 95
0049	2018-08-15	2003-09-04	5.500	150,000,000	CA44889Z	DU 71
0057	2019-03-02	2009-03-02	4.678	14,600,000	CA44889Z	ED 48
0003	2021-08-15	1996-09-27	—	50,559,733		—	(a)
0060	2022-04-15	2009-10-14	—	30,577,046	CA44889Z	EG 78
0005	2024-11-07	1996-11-07	7.500	25,000,000	CA44889Z	DZ 68
0061	2027-04-15	2009-10-14	—	30,995,738	CA44889Z	EH 51
0017	2029-01-16	1999-02-02	6.500	75,000,000	CA44889Z	CK 09
0038	2031-08-15	2001-01-17	6.000	4,325,000	CA44889Z	DG 87
0009	2035-01-16	1998-02-03	6.500	686,500,000	CA44889Z	BF 23
0011	2035-01-16	1998-02-18	Various	28,568,249	CA44889Z	BH 88	(b)
0016	2035-01-16	1998-07-27	3.529	100,638,048	CA44889Z	CJ 36	(c)
0019	2035-02-15	1999-04-30	6.500	3,794,000,000	CA44889Z	CM 64
0012	2035-07-16	1998-06-05	Various	71,606,174	CA44889Z	BJ 45	(d)
0014	2035-07-16	1998-07-15	—	25,832,557		—	(e)
0020	2040-02-15	1999-05-14	6.000	3,770,500,000	CA44889Z	CN 48
0032	2050-02-15	2000-08-01	6.000	50,000,000	CA44889Z	DA 18
0033	2060-02-15	2000-11-02	Various	416,247,294	CA44889Z	DB 90	(f)
0037	2060-02-15	2001-01-12	Various	66,700,050	CA44889Z	DF 05	(g)
0039	2060-02-15	2001-01-19	Various	251,123,951	CA44889Z	DH 60	(h)
0040	2060-02-15	2001-01-24	Various	30,988,428	CA44889Z	DJ 27	(i)

Present value of lease obligations for regional offices and service facilities				24,845,768
Others				1,088,107,480
Unamortized discount and/or premium				1,563,814,656

Debt classified by currency of issue				33,773,576,915

Debt classified by currency of repayment (4)				42,542,027,049

Series	Maturity Date	Issue Date (1)	Interest Rate %	Canadian Dollars (3)		Currency Units	CUSIP Number or ISIN Code		References (2)

Payable in U.S. Dollars

IF2	2013-02-01	1993-02-03	8.000	$666,552,158	US$	669,969,000	448814	ED 1
IU	2016-04-01	1996-04-01	7.500	397,960,000		400,000,000	448814	EK 5
JO	2016-06-30	2011-06-30	2.000	994,900,000		1,000,000,000	US448814	JB05
JP	2017-06-19	2012-06-19	1.375	994,900,000		1,000,000,000	US4488148	U08
HS	2021-02-01	1991-02-12	9.400	895,410,000		900,000,000	448814	DM 2
HY	2022-01-15	1992-01-30	8.400	994,900,000		1,000,000,000	448814	DX 8
IO	2024-07-07	1994-07-07	8.050	994,850,255		999,950,000	448814	EJ 8
GF	2026-03-01	1986-03-13	8.875	248,725,000		250,000,000	448814	CP 6	(j)
GH	2026-04-15	1986-04-30	8.250	248,725,000		250,000,000	448814	CS 0	(j)
GQ	2027-01-15	1987-01-29	8.250	248,725,000		250,000,000	448814	CT 8
HE	2029-06-15	1989-06-22	8.625	248,725,000		250,000,000	448814	DB 6
HH	2029-12-01	1989-12-07	8.500	497,450,000		500,000,000	448814	DC 4
HK	2030-04-15	1990-04-18	9.375	497,450,000		500,000,000	448814	DF 7
HQ	2030-11-15	1990-11-20	9.500	497,450,000		500,000,000	448814	DL 4

Medium-term notes issued under U.S. MTN program

B-7	2020-12-11	1990-12-10	9.400	9,949,000		10,000,000	44881H	AF 1
B-48	2021-12-20	1991-12-19	8.680	49,745,000		50,000,000	44881H	BX 1
B-49	2022-02-15	1992-02-24	9.800	49,745,000		50,000,000	44881H	BY 9
B-64	2022-05-10	1992-04-30	9.750	19,898,000		20,000,000	44881H	CL 6
B-124	2024-11-18	1994-11-18	8.910	24,872,500		25,000,000	44881H	ET 7
B-125	2025-03-28	1995-03-28	8.400	54,719,500		55,000,000	44881H	EU 4
B-127	2026-01-03	1996-01-03	6.270	49,745,000		50,000,000	44881H	EW 0
B-63	2027-04-30	1992-04-30	9.500	19,898,000		20,000,000	44881H	CK 8
B-130	2028-07-13	1998-07-13	6.625	49,745,000		50,000,000	44881H	EZ 3

Unamortized discount and/or premium				(50,451,022)

Debt classified by currency of issue				8,704,588,391

Debt classified by currency of repayment (4)				348,548,443

Payable in Euro

D15B	2016-05-01	1986-05-01	6.000	$79,402,321		€60,529,289	DE0004780325

Unamortized discount and/or premium				(485,437)

Debt classified by currency of issue				78,916,884

Debt classified by currency of repayment (4)				—

Payable in Japanese Yen

Medium-term notes issued under Euro MTN program

34	2017-03-17	1997-03-17	4.850	$11,480,000	¥1,000,000,000		XS0074480319

Unamortized discount and/or premium				164

Debt classified by currency of issue				11,480,164

Debt classified by currency of repayment (4)				—

Payable in Pounds Sterling

HI	2015-03-08	1990-03-08	12.625	$242,670,000		£150,000,000	XS0015132904		(k)
FA	2015-09-13	1982-09-13	12.750	80,890,000		50,000,000	GB0004494216

Unamortized discount and/or premium				(1,546,862)

Debt classified by currency of issue				322,013,138

Debt classified by currency of repayment (4)				—

Total Long-term Debt				$42,890,575,492

(1)    If more than one issue date, the date of the first issue is indicated.

(2)    Not redeemable unless otherwise specified.

(3)    Translated at rates in effect at December 31, 2012.

(4)    Takes into account swaps related to long-term debt (see Notes 13 and 16 to the 2012 Consolidated Financial Statements).

(a)     Sold at deep discount maturing semi-annually from February 15, 2011 to August 15, 2021 in equal payments.

(b)    From January 16, 2022, fixed coupon amounts of $1.6 million payable semi-annually.

(c)     From January 16, 1999 to January 16, 2014, interest coupons of $3 million payable semi-annually. From July 16, 2024 to January 16, 2035, interest coupons of $5.525 million payable semi-annually.

(d)    Fixed rate coupon of 6.5% semi-annually commencing on January 16, 2026.

(e)     Sold at deep discount maturing semi-annually from January 16, 2025 to July 16, 2035 in various payment amounts.

(f)     No interest payment until February 15, 2030 exclusive. Commencing on February 15, 2030, fixed rate coupon of 45% payable semi-annually.

(g)    No interest payment until February 15, 2041 exclusive. From February 15, 2041 to February 15, 2045, interest coupons of $50 million payable annually. From February 15, 2046 to February 15, 2050, interest coupons of $35 million payable annually. From February 15, 2051 to February 15, 2055, interest coupons of $20 million payable annually. From February 15, 2056 to February 15, 2059, interest coupons of $10 million payable annually.

(h)    No interest payment until February 15, 2040 exclusive. Commencing on February 15, 2040, fixed rate coupon of 100% payable semi-annually.

(i)     No interest payment until February 15, 2050 exclusive. From February 15, 2050 to February 15, 2052, interest coupons of $45 million payable annually. From February 15, 2053 to February 15, 2055, interest coupons of $40 million payable annually. From February 15, 2056 to February 15, 2058, interest coupons of $35 million payable annually. On February 15, 2059, interest coupon of $30 million is payable.

(j)     Sinking fund debentures. As disclosed, in the 2012 Consolidated Financial Statements, an amount of $594 million was reported under Short-term investments for this purpose.

(k)    Redeemable anytime at the highest of par or adjusted price as per the Fiscal Agency Agreement at the option of Hydro-Québec.